Exhibit 10.1
Execution Version

Published CUSIP Number: 69353EAF4

$300,000,000

REVOLVING CREDIT AGREEMENT

dated as of November 12, 2013

among

PPL CAPITAL FUNDING, INC.,
as the Borrower,

PPL CORPORATION,
as the Guarantor,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,
as the Administrative Agent

MANUFACTURERS AND TRADERS TRUST COMPANY,
as the Syndication Agent

NATIONAL PENN BANK,
as the Documentation Agent

PNC CAPITAL MARKETS LLC
and
MANUFACTURERS AND TRADERS TRUST COMPANY,
as Joint Lead Arrangers and Joint Bookrunners

Appendices:

Appendix A	-	Commitments
Appendix B	-	Issuing Lenders’ Sublimits

Schedule:

Schedule 5.14	-	Material Subsidiaries

Exhibits:

Exhibit A-1	-	Form of Notice of Borrowing
Exhibit A-2	-	Form of Notice of Conversion/Continuation
Exhibit A-3	-	Form of Letter of Credit Request
Exhibit B	-	Form of Note
Exhibit C	-	Form of Assignment and Assumption Agreement
Exhibit D	-	Forms of Opinion of Counsel for the Loan Parties
Exhibit E	-	Form of Notice of Revolving Increase

REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of November 12, 2013 is entered into among PPL CAPITAL FUNDING, INC., a Delaware corporation (the “Borrower”), PPL CORPORATION, a Pennsylvania corporation (the “Guarantor”) the LENDERS party hereto from time to time and PNC BANK, NATIONAL ASSOCIATION, as the Administrative Agent. The parties hereto agree as follows:

RECITALS

The Loan Parties (as hereinafter defined) have requested that the Lenders provide a revolving credit facility in an aggregate principal amount, subject to Section 2.19, not to exceed $300,000,000.  In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions.  All capitalized terms used in this Agreement or in any Appendix, Schedule or Exhibit hereto which are not otherwise defined herein or therein shall have the respective meanings set forth below.

“Adjusted London Interbank Offered Rate” means, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the nearest 1/100th of 1%) by dividing (i) the London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

“Administrative Agent” means PNC Bank, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its successor or successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Affiliate” means, with respect to any Person, any other Person who is directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of stock or its equivalent, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph hereto, as this Agreement may be amended, restated, supplemented or modified from time to time.

“Applicable Lending Office” means, with respect to any Lender, its office located at its address set forth in its Administrative Questionnaire or such other office as such Lender may hereafter designate by notice to the Borrower and the Administrative Agent.

“Applicable Percentage” means, for purposes of calculating (i) the applicable interest rate for any day for any Base Rate Loans or Euro-Dollar Loans, (ii) the applicable rate for the Commitment Fee for any day for purposes of Section 2.07(a) or (iii) the applicable rate for the Letter of Credit Fee for any day for purposes of Section 2.07(b), the appropriate applicable percentage set forth below corresponding to the then current Borrower’s Ratings; provided, that, in the event that the Borrower’s Ratings shall fall within different levels and ratings are maintained by both Rating Agencies, the applicable rating shall be based on the higher of the two ratings unless one of the ratings is two or more levels lower than the other, in which case the applicable rating shall be determined by reference to the level one rating lower than the higher of the two ratings:

	Borrower’s Ratings (S&P /Moody’s)	Applicable Percentage for Commitment Fees	Applicable Percentage for Base Rate Loans	Applicable Percentage for Euro-Dollar Loans and Letter of Credit Fees
Category A	> A from S&P / A2 from Moody’s	0.100%	0.000%	1.000%
Category B	A- from S&P / A3 from Moody’s	0.125%	0.125%	1.125%
Category C	BBB+ from S&P / Baa1 from Moody’s	0.175%	0.250%	1.250%
Category D	BBB from S&P / Baa2 from Moody’s	0.200%	0.500%	1.500%
Category E	BBB- from S&P / Baa3 from Moody’s	0.250%	0.625%	1.625%
Category F	≤BB+ from S&P / Ba1 from Moody’s	0.350%	0.875%	1.875%

“Arrangers” means, collectively, (i) PNC Capital Markets, in its capacity as “left-side” joint lead arranger and joint bookrunner, and (ii) Manufacturers and Traders Trust Company, in its capacity as “right-side” joint lead arranger and joint bookrunner, and “Arranger” means, as applicable, any of the foregoing.

“Asset Sale” means any sale of any assets, including by way of the sale by the Guarantor or any of its Subsidiaries of equity interests in such Subsidiaries.

“Assignee” has the meaning set forth in Section 9.06(c).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form of attached Exhibit C, under which an interest of a Lender hereunder is transferred to an Eligible Assignee pursuant to Section 9.06(c).

“Authorized Officer” means the president, the chief operating officer, the chief financial officer, the chief accounting officer, any vice president, the treasurer, the assistant treasurer or the controller of the applicable Loan Party or such other individuals reasonably acceptable to the Administrative Agent as may be designated in writing by the Borrower from time to time.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, or any successor statute.

“Base Rate” means for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Federal Funds Rate plus 0.5%, (ii) the Prime Rate, and (iii) the Daily LIBOR Rate plus 100 basis points (1.0%).  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means a Loan in respect of which interest is computed on the basis of the Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower’s Rating” means the senior unsecured long-term debt rating of the Borrower from S&P or Moody’s without giving effect to any third party credit enhancement except for a guaranty of the Guarantor (it being understood that all of the Borrower’s long term debt is Guaranteed by the Guarantor).

“Borrowing” means a group of Loans of a single Type made by the Lenders on a single date and, in the case of a Euro-Dollar Borrowing, having a single Interest Period.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Euro-Dollar Loan, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Lease” means any lease of property which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 25% or more of the outstanding shares of Voting Stock of the Guarantor or its successors or (ii) the failure at any time of the Guarantor or its successors to own 80% or more of the outstanding shares of the Voting Stock in the Borrower.

“Commitment” means, with respect to any Lender, the commitment of such Lender to (i) make Loans under this Agreement and (ii) purchase participations in Letters of Credit pursuant to Article III hereof, as set forth in Appendix A and as such Commitment may be reduced from time to time pursuant to Section 2.08 or Section 9.06(c) or increased from time to time pursuant to Section 2.19 or Section 9.06(c).

“Commitment Fee” has the meaning set forth in Section 2.07(a).

“Commitment Ratio” means, with respect to any Lender, the percentage equivalent of the ratio which such Lender’s Commitment bears to the aggregate amount of all Commitments.

“Consolidated Capitalization” means the sum of, without duplication, (A) the Consolidated Debt (without giving effect to clause (b) of the definition of “Consolidated Debt”) and (B) the consolidated shareowners’ equity (determined in accordance with GAAP) of the common, preference and preferred shareowners of the Guarantor and minority interests  recorded on the Guarantor’s consolidated financial statements (excluding from shareowners’ equity (i) the effect of all unrealized gains and losses reported under Financial Accounting Standards Board Accounting Standards Codification Topic 815 in connection with (x) forward contracts, futures contracts, options contracts or other derivatives or hedging agreements for the future delivery of electricity, capacity, fuel or other commodities and (y) Interest Rate Protection Agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (ii) the balance of accumulated other comprehensive income/loss of the Guarantor on any date of determination solely with respect to the effect of any pension and other post-retirement benefit liability adjustment recorded in accordance with GAAP), except that for purposes of calculating Consolidated Capitalization of the Guarantor, Consolidated Debt of the Guarantor shall exclude Non Recourse Debt and Consolidated Capitalization of the Guarantor shall exclude that portion of shareowners’ equity attributable to assets securing Non Recourse Debt.

“Consolidated Debt” means the consolidated Debt of the Guarantor and its Consolidated Subsidiaries (determined in accordance with GAAP), except that for purposes of this definition (a) Consolidated Debt shall exclude Non Recourse Debt of the Guarantor and its Consolidated Subsidiaries, and (b) Consolidated Debt shall exclude (i) Hybrid Securities of the Guarantor and its Consolidated Subsidiaries in an aggregate amount as shall not exceed 15% of Consolidated Capitalization and (ii) Equity-Linked Securities in an aggregate amount as shall not exceed 15% of Consolidated Capitalization.

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Continuing Lender” means with respect to any event described in Section 2.08(b), a Lender which is not a Retiring Lender, and “Continuing Lenders” means any two or more of such Continuing Lenders.

“Corporation” means a corporation, association, company, joint stock company, limited liability company, partnership or business trust.

“Credit Event” means a Borrowing or the issuance, renewal or extension of a Letter of Credit.

“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent) by (y) a number equal to 1.00 minus the Euro-Dollar Reserve Percentage on such day.

“Debt” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all Guarantees by such Person of Debt of others, (iv) all Capital Lease Obligations and Synthetic Leases of such Person, (v) all obligations of such Person in respect of Interest Rate Protection Agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the net amount that would be payable upon the acceleration, termination or liquidation thereof), but only to the extent that such net obligations exceed $150,000,000 in the aggregate and (vi) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances; provided, however, that “Debt” of such Person does not include (a) obligations of such Person under any installment sale, conditional sale or title retention agreement or any other agreement relating to obligations for the deferred purchase price of property or services, (b) obligations under agreements relating to the purchase and sale of any commodity, including any power sale or purchase agreements, any commodity hedge or derivative (regardless of whether any such transaction is a “financial” or physical transaction), (c) any trade obligations or other obligations of such Person incurred in the ordinary course of business or (d) obligations of such Person under any lease agreement (including any lease intended as security) that is not a Capital Lease or a Synthetic Lease.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time any Lender with respect to which a Lender Default is in effect at such time.

“Dollars” and the sign “$” means lawful money of the United States of America.

“Effective Date” means the date on which the Administrative Agent determines that the conditions specified in or pursuant to Section 4.01 have been satisfied.

“Eligible Assignee” means (i) a Lender; (ii) a commercial bank organized under the laws of the United States; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country; provided, that such bank is acting through a branch or agency located and licensed in the United States; or (iv) an Affiliate of a Lender that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended); provided, that, in each case (a) upon and following the occurrence of an Event of Default, an Eligible Assignee shall mean any Person other than a Loan Party or any of its Affiliates and (b) notwithstanding the foregoing, “Eligible Assignee” shall not include any Loan Party or any of its Subsidiaries or Affiliates.

“Environmental Laws” means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or other written governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use,  treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or Hazardous Substances or wastes.

“Environmental Liabilities” means all liabilities (including anticipated compliance costs) in connection with or relating to the business, assets, presently or previously owned, leased or operated property, activities (including, without limitation, off-site disposal) or operations of the Guarantor or any of its Subsidiaries which arise under Environmental Laws.

“Equity-Linked Securities” means any securities of the Guarantor or any of its Subsidiaries which are convertible into, or exchangeable for, equity securities of the Guarantor or such Subsidiary, including any securities issued by any of such Persons which are pledged to secure any obligation of any holder to purchase equity securities of the Guarantor or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means each of the Loan Parties and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with each of the Loan Parties, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code.

“Euro-Dollar Borrowing” means a Borrowing comprised of Euro-Dollar Loans.

“Euro-Dollar Loan” means a Loan in respect of which interest is computed on the basis of the Adjusted London Interbank Offered Rate pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation.

“Euro-Dollar Reserve Percentage” of any Lender for the Interest Period of any Euro-Dollar Loan means the maximum percentage in effect on such day, (i) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”); and (ii) to be maintained by a Lender as required for reserve liquidity, special deposit, or similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A) any category of liabilities that includes deposits by reference to which a London Interbank Offered Rate is to be determined, or (B) any category of extension of credit or other assets that includes Loans or Groups of Loans to which a London Interbank Offered Rate applies.  The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

“Event of Default” has the meaning set forth in Section 7.01.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any regulations (whether final, temporary or proposed) that are issued thereunder or official government interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward, if necessary, to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Effective Date; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Rate” for such day shall be the Federal Funds Rate for the last day on which such rate was announced.

“Fronting Fee” has the meaning set forth in Section 2.07(b).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any federal, state or local government, authority, agency, central bank, quasi-governmental authority, court or other body or entity, and any arbitrator with authority to bind a party at law.

“Group of Loans” means at any time a group of Revolving Loans consisting of (i) all Revolving Loans which are Base Rate Loans at such time or (ii) all Revolving Loans which are Euro-Dollar Loans of the same Type having the same Interest Period at such time; provided, that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Sections 2.15 or 2.18, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for payment of such Debt, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” has the meaning set forth in the introductory paragraph hereto.

“Guaranty” means the guaranty of the Guarantor set forth in Article X.

“Hazardous Substances” means any toxic, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years issued by any of the Loan Parties, or any business trusts, limited liability companies, limited partnerships (or similar entities) (i) all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more Wholly Owned Subsidiaries) at all times by the Guarantor or any of its Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid preferred securities and (iii) substantially all the assets of which consist of (A) subordinated debt of the Guarantor or a Subsidiary of the Guarantor, as the case may be, and (B) payments made from time to time on the subordinated debt.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Period” means with respect to each Euro-Dollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Conversion/Continuation and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided, that:

(i) any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (iii) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and

(iii) no Interest Period shall end after the Termination Date.

“Interest Rate Protection Agreements” means any agreement providing for an interest rate swap, cap or collar, or any other financial agreement designed to protect against fluctuations in interest rates.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Issuing Lender” means, collectively, PNC Bank and Manufacturers and Traders Trust Company, each in its capacity as an issuer of Letters of Credit under Section 3.02, and each of their respective successor or successors in such capacity; provided that in the event PNC Bank and/or Manufacturers and Traders Trust Company resigns or is removed as an Issuing Lender pursuant to the terms hereof, “Issuing Lenders” shall exclude such Person except to the extent such Person has continuing rights and/or obligations with respect to any Letter of Credit after such resignation or removal. References to the Issuing Lender or an Issuing Lender herein shall, as the context may indicate, mean the applicable Issuing Lender, each Issuing Lender, any Issuing Lender or all Issuing Lenders.

“Issuing Lender Sublimit” means with respect to each Issuing Lender on the Effective Date, an amount equal to the amount set forth opposite the name of such Issuing Lender on Appendix B, as such amount may be decreased after the Effective Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the Issuing Lender Sublimit with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“Lender” means each bank or other lending institution listed in Appendix A as having a Commitment, each Eligible Assignee that becomes a Lender pursuant to Section 9.06(c) and their respective successors and shall include, as the context may require, each Issuing Lender in such capacity.

“Lender Default” means (i) the failure (which has not been cured) of any Lender to make available any Loan or any reimbursement for a drawing under a Letter of Credit within one Business Day from the date it is obligated to make such amount available under the terms and conditions of this Agreement or (ii) a Lender having notified, in writing, the Administrative Agent and the Borrower that such Lender does not intend to comply with its obligations under Article II following the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Letter of Credit” means any letter of credit issued under this Agreement by an Issuing Lender on or after the Effective Date.

 “Letter of Credit Fee” has the meaning set forth in Section 2.07(b).

“Letter of Credit Liabilities” means, for any Lender at any time, the product derived by multiplying (i) the sum, without duplication, of (A) the aggregate amount that is (or may thereafter become) available for drawing under all Letters of Credit outstanding at such time plus (B) the aggregate unpaid amount of all Reimbursement Obligations outstanding at such time by (ii) such Lender’s Commitment Ratio.

“Letter of Credit Request” has the meaning set forth in Section 3.03.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance intended to confer or having the effect of conferring upon a creditor a preferential interest.

“Loan” means a Base Rate Loan or a Euro-Dollar Loan, and “Loans” means any combination of the foregoing.

“Loan Documents” means this Agreement and the Notes.

“Loan Parties” means the Borrower and the Guarantor.

“London Interbank Offered Rate” means for any Euro-Dollar Loan for any Interest Period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such Euro-Dollar Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)).

“M&T Fee Letter” means the fee letter dated as of October 10, 2013 between the Borrower and Manufacturers and Traders Trust Company.

“Mandatory Letter of Credit Borrowing” has the meaning set forth in Section 3.09.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means (i) any material adverse effect upon the business, assets, financial condition or operations of the Guarantor or the Guarantor and its Subsidiaries, taken as a whole; (ii) a material adverse effect on the ability of the Loan Parties taken as a whole to perform their obligations under this Agreement, the Notes or the other Loan Documents or (iii) a material adverse effect on the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents.

“Material Debt” means Debt (other than the Notes) of any Loan Party in a principal or face amount exceeding $50,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000. For the avoidance of doubt, where any two or more Plans, which individually do not have Unfunded Liabilities in excess of $50,000,000, but collectively have aggregate Unfunded Liabilities in excess of $50,000,000, all references to Material Plan shall be deemed to apply to such Plans as a group.

“Material Subsidiary” means each Subsidiary of the Guarantor listed on Schedule 5.14 and each other Subsidiary of the Guarantor designated by the Guarantor as a “Material Subsidiary” in writing to the Administrative Agent, in either case, for so long as such Material Subsidiary shall be a Wholly Owned Subsidiary of the Guarantor.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“New Lender” means with respect to any event described in Section 2.08(b), an Eligible Assignee which becomes a Lender hereunder as a result of such event, and “New Lenders” means any two or more of such New Lenders.

“Non-Consenting Lender” has the meaning set forth in Section 9.05.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender, and “Non-Defaulting Lenders” means any two or more of such Lenders.

“Non-Recourse Debt” means Debt that is nonrecourse to any Loan Party or any asset of any Loan Party.

“Non-U.S. Lender” has the meaning set forth in Section 2.17(e).

“Note” means a promissory note, substantially in the form of Exhibit B hereto, issued at the request of a Lender evidencing the obligation of the Borrower to repay outstanding Revolving Loans.

“Notice of Borrowing” has the meaning set forth in Section 2.03.

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.06(d)(ii).

“Obligations” means:

(i) all principal of and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Loan, fees payable or Reimbursement Obligation under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii) all other amounts now or hereafter payable by the Borrower and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Borrower pursuant to this Agreement or any other Loan Document;

(iii) all expenses of the Administrative Agent and PNC Capital Markets as to which the Administrative Agent and PNC Capital Markets have a right to reimbursement under Section 9.03(a) hereof or under any other similar provision of any other Loan Document;

(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 9.03 hereof or under any other similar provision of any other Loan Document; and

(v) in the case of each of clauses (i) through (iv) above, together with all renewals, modifications, consolidations or extensions thereof.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Optional Increase” has the meaning set forth in Section 2.19(a).

“Other Taxes” has the meaning set forth in Section 2.17(b).

“Participant” has the meaning set forth in Section 9.06(b).

“Participant Register” has the meaning set forth in Section 9.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Business” with respect to any Person means a business that is the same or similar to the business of the Guarantor or any Subsidiary of the Guarantor as of the Effective Date, or any business reasonably related thereto.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or an unincorporated association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (including a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“PNC Bank” means PNC Bank, National Association and its successors and assigns.

“PNC Capital Markets” means PNC Capital Markets LLC and its successors and assigns.

“PNC Fee Letter” means the fee letter dated as of September 26, 2013 among the Borrower, the Administrative Agent and PNC Capital Markets.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent.  Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Public Reporting Company” means a company subject to the periodic reporting requirements of the Securities and Exchange Act of 1934.

“Quarterly Date” means the last Business Day of each of March, June, September and December.

“Rating Agency” means S&P or Moody’s, and “Rating Agencies” means both of them.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Register” has the meaning set forth in Section 9.06(e).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended, or any successor regulation.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended, or any successor regulation.

“Reimbursement Obligations” means at any time all obligations of the Borrower to reimburse the Issuing Lenders pursuant to Section 3.07 for amounts paid by the Issuing Lenders in respect of drawings under Letters of Credit, including any portion of any such obligation to which a Lender has become subrogated pursuant to Section 3.09.

“Replacement Date” has the meaning set forth in Section 2.08(b).

“Replacement Lender” has the meaning set forth in Section 2.08(b).

“Required Lenders” means at any time Non-Defaulting Lenders having greater than 50% of the aggregate amount of the Commitments of all Non-Defaulting Lenders or, if the Commitments shall have been terminated, having greater than 50% of the aggregate amount of the Revolving Outstandings of the Non-Defaulting Lenders at such time.

“Retiring Lender” means a Lender that ceases to be a Lender hereunder pursuant to the operation of Section 2.08(b).

“Revolving” means, when used with respect to (i) a Borrowing, a Borrowing made by the Borrower under Section 2.01, as identified in the Notice of Borrowing with respect thereto or a Mandatory Letter of Credit Borrowing and (ii) a Loan, a Loan made under Section 2.01; provided, that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Conversion/Continuation, the term “Revolving Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Revolving Outstandings” means at any time, with respect to any Lender, the sum of (i) the aggregate principal amount of such Lender’s outstanding Revolving Loans plus (ii) the aggregate amount of such Lender’s Letter of Credit Liabilities.

“Revolving Outstandings Excess” has the meaning set forth in Section 2.09.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Sanctioned Entity” means (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a Person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” of a Person means any Corporation, a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Taxes” has the meaning set forth in Section 2.17(a).

“Termination Date” means the earliest to occur of (i) November 12, 2018 and (ii) such earlier date upon which all Commitments shall have been terminated in their entirety in accordance with this Agreement.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Voting Stock” means stock (or other interests) of a Corporation having ordinary voting power for the election of directors, managers or trustees thereof, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the Voting Stock of which (except directors’ qualifying shares) is at the time directly or indirectly owned by such Person.

ARTICLE II
THE CREDITS

Section 2.01 Commitments to Lend.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower pursuant to this Section 2.01 from time to time during the Availability Period in amounts such that its Revolving Outstandings shall not exceed its Commitment; provided, that, immediately after giving effect to each such Revolving Loan, the aggregate principal amount of all outstanding Revolving Loans (after giving effect to any amount requested) shall not exceed the aggregate Commitments less the sum of all outstanding Letter of Credit Liabilities.  Each Revolving Borrowing (other than Mandatory Letter of Credit Borrowings) shall be in an aggregate principal amount of $5,000,000 or any larger integral multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Commitments) and shall be made from the several Lenders ratably in proportion to their respective Commitments.  Within the foregoing limits, the Borrower may borrow under this Section 2.01, repay, or, to the extent permitted by Section 2.10, prepay, Revolving Loans and reborrow under this Section 2.01.

Section 2.02 Reserved.

Section 2.03 Notice of Borrowings.  The Borrower shall give the Administrative Agent notice which notice may be in writing or by telephone immediately confirmed in writing substantially in the form of Exhibit A-1 hereto (a “Notice of Borrowing”, it being understood that the Administrative Agent may rely on the authority of any individual making any such a telephonic request without the necessity of receipt of such written confirmation) not later than (a) 11:30 A.M. (Pittsburgh, Pennsylvania time) on the date of each Base Rate Borrowing and (b) 12:00 Noon (Pittsburgh, Pennsylvania time) on the third Business Day (or, solely with respect to any Euro-Dollar Borrowing to be made on the first Business Day after the Effective Date, one Business Day) before each Euro-Dollar Borrowing, specifying:

(i) the date of such Borrowing, which shall be a Business Day;

(ii) the aggregate amount of such Borrowing;

(iii) the initial Type of the Loans comprising such Borrowing; and

(iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Notwithstanding the foregoing, no more than six (6) Groups of Euro-Dollar Loans shall be outstanding at any one time, and any Loans which would exceed such limitation shall be made as Base Rate Loans.

Section 2.04 Notice to Lenders; Funding of Revolving Loans.

(a) Notice to Lenders.  Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of such Lender’s ratable share of the Borrowing referred to in the Notice of Borrowing, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Funding of Loans.  Not later than (a) 1:00 P.M. (Pittsburgh, Pennsylvania time) on the date of each Base Rate Borrowing and (b) 12:00 Noon (Pittsburgh, Pennsylvania time) on the date of each Euro-Dollar Borrowing, each Lender shall make available its ratable share of such Borrowing, in Federal or other funds immediately available in Pittsburgh, Pennsylvania, to the Administrative Agent at its address referred to in Section 9.01.  Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent shall apply any funds so received in respect of a Borrowing available to the Borrower at the Administrative Agent’s address not later than (a) 3:00 P.M. (Pittsburgh, Pennsylvania time) on the date of each Base Rate Borrowing and (b) 2:00 P.M. (Pittsburgh, Pennsylvania time) on the date of each Euro-Dollar Borrowing.

(c) Funding By the Administrative Agent in Anticipation of Amounts Due from the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (except in the case of a Base Rate Borrowing, in which case prior to the time of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06, in the case of the Borrower, and (ii) the Federal Funds Rate, in the case of such Lender.  Any payment by the Borrower hereunder shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of a Borrowing available to the Administrative Agent.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d) Obligations of Lenders Several.  The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing.

Section 2.05 Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 9.06(c)) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 9.06(c), except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.06 Interest Rates.

(a) Interest Rate Options.  The Loans shall, at the option of the Borrower and except as otherwise provided herein, be incurred and maintained as, or converted into, one or more Base Rate Loans or Euro-Dollar Loans.

(b) Base Rate Loans.  Each Loan which is made as, or converted into, a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made as, or converted into, a Base Rate Loan until it becomes due or is converted into a Loan of any other Type, at a rate per annum equal to the sum of the Base Rate for such day plus the Applicable Percentage for Base Rate Loans for such day.  Such interest shall, in each case, be payable quarterly in arrears on each Quarterly Date and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the date such Base Rate Loan is so converted.  Any overdue principal of or interest beyond any period of grace contemplated in Section 7.01(b) on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(c) Euro-Dollar Loans.  Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Adjusted London Interbank Offered Rate for such Interest Period plus the Applicable Percentage for Euro-Dollar Loans for such day.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.  Any overdue principal of or interest beyond any period of grace contemplated in Section 7.01(b) on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the sum of (A) the Adjusted London Interbank Offered Rate applicable to such Loan at the date such payment was due plus (B) the Applicable Percentage for Euro-Dollar Loans for such day (or, if the circumstance described in Section 2.14 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

(d) Method of Electing Interest Rates.

(i) Subject to Section 2.06(a), the Loans included in each Revolving Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing.  Thereafter, with respect to each Group of Loans, the Borrower shall have the option (A) to convert all or any part of (y) so long as no Default is in existence on the date of conversion, outstanding Base Rate Loans to Euro-Dollar Loans and (z) outstanding Euro-Dollar Loans to Base Rate Loans; provided, in each case, that the amount so converted shall be equal to $5,000,000 or any larger integral multiple of $1,000,000, or (B) upon the expiration of any Interest Period applicable to outstanding Euro-Dollar Loans, so long as no Default is in existence on the date of continuation, to continue all or any portion of such Loans, equal to $5,000,000 and any larger integral multiple of $1,000,000 in excess of that amount as Euro-Dollar Loans.  The Interest Period of any Base Rate Loan converted to a Euro-Dollar Loan pursuant to clause (A) above shall commence on the date of such conversion.  The succeeding Interest Period of any Euro-Dollar Loan continued pursuant to clause (B) above shall commence on the last day of the Interest Period of the Loan so continued.  Euro-Dollar Loans may only be converted on the last day of the then current Interest Period applicable thereto or on the date required pursuant to Section 2.18.

(ii) The Borrower shall deliver a written notice of each such conversion or continuation (a “Notice of Conversion/Continuation”) to the Administrative Agent no later than (A) 12:00 Noon (Pittsburgh, Pennsylvania time) at least three (3) Business Days before the effective date of the proposed conversion to, or continuation of, a Euro Dollar Loan and (B) 11:30 A.M. (Pittsburgh, Pennsylvania time) on the day of a conversion to a Base Rate Loan.  A written Notice of Conversion/Continuation shall be substantially in the form of Exhibit A-2 attached hereto and shall specify: (A) the Group of Loans (or portion thereof) to which such notice applies, (B) the proposed conversion/continuation date (which shall be a Business Day), (C) the aggregate amount of the Loans being converted/continued, (D) an election between the Base Rate and the Adjusted London Interbank Offered Rate and (E) in the case of a conversion to, or a continuation of, Euro-Dollar Loans, the requested Interest Period.  Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent shall give each Lender prompt notice of the contents thereof and such Lender’s pro rata share of all conversions and continuations requested therein.  If no timely Notice of Conversion/Continuation is delivered by the Borrower as to any Euro-Dollar Loan, and such Loan is not repaid by the Borrower at the end of the applicable Interest Period, such Loan shall be converted automatically to a Base Rate Loan on the last day of the then applicable Interest Period.

(e) Determination and Notice of Interest Rates.  The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.  Any notice with respect to Euro-Dollar Loans shall, without the necessity of the Administrative Agent so stating in such notice, be subject to adjustments in the Applicable Percentage applicable to such Loans after the beginning of the Interest Period applicable thereto.  When during an Interest Period any event occurs that causes an adjustment in the Applicable Percentage applicable to Loans to which such Interest Period is applicable, the Administrative Agent shall give prompt notice to the Borrower and the Lenders of such event and the adjusted rate of interest so determined for such Loans, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.07 Fees.

(a) Commitment Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender a fee (the “Commitment Fee”) for each day at a rate per annum equal to the Applicable Percentage for the Commitment Fee for such day.  The Commitment Fee shall accrue from and including the Effective Date to but excluding the last day of the Availability Period on the amount by which such Lender’s Commitment exceeds the sum of its Revolving Outstandings on such day.  The Commitment Fee shall be payable on the last day of each of March, June, September and December and on the Termination Date.  Any overdue Commitment Fee beyond any period of grace contemplated in Section 7.01(b) shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to the Commitment Fee for such day.

(b) Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent a fee (the “Letter of Credit Fee”) for each day at a rate per annum equal to the Applicable Percentage for the Letter of Credit Fee for such day.  The Letter of Credit Fee shall accrue from and including the Effective Date to but excluding the last day of the Availability Period on the aggregate amount available for drawing under any Letters of Credit outstanding on such day and shall be payable for the account of the Lenders ratably in proportion to their participations in such Letter(s) of Credit.  Any overdue Letter of Credit Fees beyond any period of grace contemplated in Section 7.01(b) shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to the Letter of Credit Fees for such day.  In addition, the Borrower shall pay to each Issuing Lender a fee (the “Fronting Fee”) in respect of each Letter of Credit issued by such Issuing Lender computed at the rate set forth in the PNC Fee Letter, the M&T Fee Letter or as otherwise separately agreed to in writing between such Issuing Lender and the Borrower, as applicable, on the daily maximum amount available to be drawn under each such Letter of Credit.  Letter of Credit Fees and Fronting Fees shall be due and payable quarterly in arrears on each Quarterly Date and on the Termination Date (or such earlier date as all Letters of Credit shall be canceled or expire).  In addition, the Borrower agrees to pay to each Issuing Lender, upon each issuance of, payment under, and/or amendment of, a Letter of Credit, such amount as shall at the time of such issuance, payment or amendment be the administrative charges and expenses which such Issuing Lender is customarily charging for issuances of, payments under, or amendments to letters of credit issued by it.

(c) Payments.  Except as otherwise provided in this Section 2.07, accrued fees under this Section 2.07 in respect of Loans and Letter of Credit Liabilities shall be payable quarterly in arrears on each Quarterly Date, on the last day of the Availability Period and, if later, on the date the Loans and Letter of Credit Liabilities shall be repaid in their entirety.  Fees paid hereunder shall not be refundable under any circumstances.

Section 2.08 Adjustments of Commitments.

(a) Optional Termination or Reductions of Commitments (Pro-Rata).  The Borrower may, upon at least three Business Days’ prior written notice to the Administrative Agent, permanently (i) terminate the Commitments, if there are no Revolving Outstandings at such time or (ii) ratably reduce from time to time by a minimum amount of $5,000,000 or any larger integral multiple of $1,000,000, the aggregate amount of the Commitments in excess of the aggregate Revolving Outstandings.  Upon receipt of any such notice, the Administrative Agent shall promptly notify the Lenders.  If the Commitments are terminated in their entirety, all accrued fees shall be payable on the effective date of such termination.

(b) Replacement of Lenders; Optional Termination of Commitments (Non-Pro-Rata).  If (i) any Lender has demanded compensation or indemnification pursuant to Sections 2.14, 2.15, 2.16 or 2.17, (ii) the obligation of any Lender to make Euro-Dollar Loans has been suspended pursuant to Section 2.15, (iii) any Lender is a Defaulting Lender or (iv) any Lender is a Non-Consenting Lender referred to in Section 9.05 (each such Lender described in clauses (i), (ii), (iii) or (iv) being a “Retiring Lender”), the Borrower shall have the right, if no Default then exists, to replace such Lender with one or more Eligible Assignees (which may be one or more of the Continuing Lenders) (each a “Replacement Lender” and, collectively, the “Replacement Lenders”) reasonably acceptable to the Administrative Agent.  The replacement of a Retiring Lender pursuant to this Section 2.08(b) shall be effective on the tenth Business Day (the “Replacement Date”) following the date of notice given by the Borrower of such replacement to the Retiring Lender and each Continuing Lender through the Administrative Agent, subject to the satisfaction of the following conditions:

(i) the Replacement Lender shall have satisfied the conditions to assignment and assumption set forth in Section 9.06(c) (with all fees payable pursuant to Section 9.06(c) to be paid by the Borrower) and, in connection therewith, the Replacement Lender(s) shall pay:

(A) to the Retiring Lender an amount equal in the aggregate to the sum of (x) the principal of, and all accrued but unpaid interest on, all outstanding Loans of the Retiring Lender, (y) all unpaid drawings that have been funded by (and not reimbursed to) the Retiring Lender under Section 3.10, together with all accrued but unpaid interest with respect thereto and (z) all accrued but unpaid fees owing to the Retiring Lender pursuant to Section 2.07; and

(B) to the Issuing Lenders an amount equal to the aggregate amount owing by the Retiring Lender to the Issuing Lenders as reimbursement pursuant to Section 3.09, to the extent such amount was not theretofore funded by such Retiring Lender; and

(ii) the Borrower shall have paid to the Administrative Agent for the account of the Retiring Lender an amount equal to all obligations owing to the Retiring Lender by the Borrower pursuant to this Agreement and the other Loan Documents (other than those obligations of the Borrower referred to in clause (i)(A) above).

On the Replacement Date, each Replacement Lender that is a New Lender shall become a Lender hereunder and shall succeed to the obligations of the Retiring Lender with respect to outstanding Letters of Credit to the extent of the Commitment of the Retiring Lender assumed by such Replacement Lender, and the Retiring Lender shall cease to constitute a Lender hereunder; provided, that the provisions of Sections 2.12, 2.16, 2.17 and 9.03 of this Agreement shall continue to inure to the benefit of a Retiring Lender with respect to any Loans made, any Letters of Credit issued or any other actions taken by such Retiring Lender while it was a Lender.

In lieu of the foregoing, subject to Section 2.08(e), upon express written consent of Continuing Lenders holding more than 50% of the aggregate amount of the Commitments of the Continuing Lenders, the Borrower shall have the right to permanently terminate the Commitment of a Retiring Lender in full.  Upon payment by the Borrower to the Administrative Agent for the account of the Retiring Lender of an amount equal to the sum of (i) the aggregate principal amount of all Loans and Reimbursement Obligations owed to the Retiring Lender and (ii) all accrued interest, fees and other amounts owing to the Retiring Lender hereunder, including, without limitation, all amounts payable by the Borrower to the Retiring Lender under Sections 2.12, 2.16, 2.17 or 9.03, such Retiring Lender shall cease to constitute a Lender hereunder; provided, that the provisions of Sections 2.12, 2.16, 2.17 and 9.03 of this Agreement shall inure to the benefit of a Retiring Lender with respect to any Loans made, any Letters of Credit issued or any other actions taken by such Retiring Lender while it was a Lender.

(c) Optional Termination of Defaulting Lender Commitment (Non-Pro-Rata).  At any time a Lender is a Defaulting Lender, subject to Section 2.08(e), but without requiring the vote of Continuing Lenders set forth in the last paragraph of Section 2.08(b), the Borrower may terminate in full the Commitment of such Defaulting Lender by giving notice to such Defaulting Lender and the Administrative Agent, provided, that, (i) at the time of such termination, (A) no Default has occurred and is continuing (or alternatively, the Required Lenders shall consent to such termination) and (B) either (x) no Revolving Loans are outstanding or (y) the aggregate Revolving Outstandings of such Defaulting Lender in respect of Revolving Loans is zero; (ii) concurrently with such termination, the aggregate Commitments shall be reduced by the Commitment of the Defaulting Lender; and (iii) concurrently with any subsequent payment of interest or fees to the Lenders with respect to any period before the termination of a Defaulting Lender’s Commitment, the Borrower shall pay to such Defaulting Lender its ratable share (based on its Commitment Ratio before giving effect to such termination) of such interest or fees, as applicable.  The termination of a Defaulting Lender’s Commitment pursuant to this Section 2.08(c) shall not be deemed to be a waiver of any right that the Borrower, Administrative Agent, any Issuing Lender or any other Lender may have against such Defaulting Lender.

(d) Termination Date.  The Commitments shall terminate on the Termination Date.

(e) Redetermination of Commitment Ratios.  On the date of termination of the Commitment of a Retiring Lender or Defaulting Lender pursuant to Section 2.08(b) or (c), the Commitment Ratios of the Continuing Lenders shall be redetermined after giving effect thereto, and the participations of the Continuing Lenders in and obligations of the Continuing Lenders in respect of any then outstanding Letters of Credit shall thereafter be based upon such redetermined Commitment Ratios (to the extent not previously adjusted pursuant to Section 2.20).  The right of the Borrower to effect such a termination is conditioned on there being sufficient unused availability in the Commitments of the Continuing Lenders such that the aggregate Revolving Outstandings will not exceed the aggregate Commitments after giving effect to such termination and redetermination.

Section 2.09 Maturity of Loans; Mandatory Prepayments.

(a) Scheduled Repayments and Prepayments of Loans; Overline Repayments.

(i) The Revolving Loans shall mature on the Termination Date, and any Revolving Loans and Letter of Credit Liabilities then outstanding (together with accrued interest thereon and fees in respect thereof) shall be due and payable or, in the case of Letters of Credit, cash collateralized pursuant to Section 2.09(a)(ii), on such date.

(ii) If on any date the aggregate Revolving Outstandings exceed the aggregate amount of the Commitments (such excess, a “Revolving Outstandings Excess”), the Borrower shall prepay, and there shall become due and payable (together with accrued interest thereon) on such date, an aggregate principal amount of Revolving Loans equal to such Revolving Outstandings Excess.  If, at a time when a Revolving Outstandings Excess exists and (x) no Revolving Loans are outstanding or (y) the Commitment has been terminated pursuant to this Agreement and, in either case, any Letter of Credit Liabilities remain outstanding, then, in either case, the Borrower shall cash collateralize any Letter of Credit Liabilities by depositing into a cash collateral account established and maintained (including the investments made pursuant thereto) by the Administrative Agent pursuant to a cash collateral agreement in form and substance satisfactory to the Administrative Agent an amount in cash equal to the then outstanding Letter of Credit Liabilities.  In determining Revolving Outstandings for purposes of this clause (ii), Letter of Credit Liabilities shall be reduced to the extent that they are cash collateralized as contemplated by this Section 2.09(a)(ii).

(b) Applications of Prepayments and Reductions.

(i) Each payment or prepayment of Loans pursuant to this Section 2.09 shall be applied ratably to the respective Loans of all of the Lenders.

(ii) Each payment of principal of the Loans shall be made together with interest accrued on the amount repaid to the date of payment.

(iii) Each payment of the Loans shall be applied to such Groups of Loans as the Borrower may designate (or, failing such designation, as determined by the Administrative Agent).

Section 2.10 Optional Prepayments and Repayments.

(a) Prepayments of Loans.  Subject to Section 2.12, the Borrower may (i) upon at least one (1) Business Day’s notice to the Administrative Agent, prepay any Base Rate Borrowing or (ii) upon at least three (3) Business Days’ notice to the Administrative Agent, prepay any Euro-Dollar Borrowing, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger integral multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Borrowing.

(b) Notice to Lenders.  Upon receipt of a notice of prepayment pursuant to Section 2.10(a), the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

Section 2.11 General Provisions as to Payments.

(a) Payments by the Borrower.  The Borrower shall make each payment of principal of and interest on the Loans and Letter of Credit Liabilities and fees hereunder (other than fees payable directly to the Issuing Lenders) not later than 12:00 Noon (Pittsburgh, Pennsylvania time) on the date when due, without set-off, counterclaim or other deduction, in Federal or other funds immediately available in Pittsburgh, Pennsylvania, to the Administrative Agent at its address referred to in Section 9.01.  The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders.  Whenever any payment of principal of or interest on the Base Rate Loans or Letter of Credit Liabilities or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  Whenever any payment of principal of or interest on the Euro-Dollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Distributions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.12 Funding Losses.  If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan pursuant to the terms and provisions of this Agreement (any conversion of a Euro-Dollar Loan to a Base Rate Loan pursuant to Section 2.18 being treated as a payment of such Euro-Dollar Loan on the date of conversion for purposes of this Section 2.12) on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), or if the Borrower fails to borrow, convert or prepay any Euro-Dollar Loan after notice has been given in accordance with the provisions of this Agreement, or in the event of payment in respect of any Euro-Dollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.08(b), the Borrower shall reimburse each Lender within fifteen (15) days after demand for any resulting loss or expense incurred by it (and by an existing Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay; provided, that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.13 Computation of Interest and Fees.  Interest on Loans based on the Base Rate hereunder and Letter of Credit Fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed.  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14 Basis for Determining Interest Rate Inadequate, Unfair or Unavailable.  If on or prior to the first day of any Interest Period for any Euro-Dollar Loan:  (a)  Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Adjusted London Interbank Offered Rate as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period; or (b) the Administrative Agent shall determine that no reasonable means exists for determining the Adjusted London Interbank Offered Rate, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans shall be suspended; and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the current Interest Period applicable thereto.  Unless the Borrower notifies the Administrative Agent at least two (2) Business Days before the date of (or, if at the time the Borrower receives such notice the day is the date of, or the date immediately preceding, the date of such Euro-Dollar Borrowing, by 10:00 A.M. (Pittsburgh, Pennsylvania time) on the date of) any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 2.15 Illegality.  If, on or after the Effective Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Applicable Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended.  Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 2.16 Increased Cost and Reduced Return.

(a) Increased Costs.  If after the Effective Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall (i) impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against Letters of Credit issued or participated in by, assets of, deposits with or for the account of or credit extended by, any Lender (or its Applicable Lending Office), (ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Euro-Dollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (other than (A) Taxes, (B) Other  Taxes, (C) the imposition of, or any change in the rate of, any taxes described  in clauses (i) through (iv) of the definition of Taxes in Section 2.17(a) and (D) Taxes attributable to a Lender’s or an Issuing Lender’s failure to comply with Section 2.17(e)) or (iii) impose on any Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Euro-Dollar Loans, Notes, obligation to make Euro-Dollar Loans or obligations hereunder in respect of Letters of Credit, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, then, within fifteen (15) days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts, as determined by such Lender in good faith, as will compensate such Lender for such increased cost or reduction, solely to the extent that any such additional amounts were incurred by the Lender within ninety (90) days of such demand.

(b) Capital Adequacy.  If any Lender shall have determined that, after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or any Person controlling such Lender) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or any Person controlling such Lender) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy), then from time to time, within fifteen (15) days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or any Person controlling such Lender) for such reduction, solely to the extent that any such additional amounts were incurred by the Lender within ninety (90) days of such demand.

(c) Notices.  Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Effective Date, that will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate of any Lender claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) Notwithstanding anything to the contrary herein, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law” under this Article II regardless of the date enacted, adopted or issued and (z) except as may be provided in Section 2.16(a), the Lenders shall not be entitled to assert any claim under this Section 2.16 in respect of or attributable to taxes.

Section 2.17 Taxes.

(a) Payments Net of Certain Taxes.  Any and all payments made by or on account of any Loan Party to or for the account of any Lender or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges and withholdings and all liabilities with respect thereto, excluding: (i) taxes imposed on or measured by the net income (including branch profits or similar taxes) of, and gross receipts, franchise or similar taxes imposed on, the Administrative Agent or any Lender by the jurisdiction (or subdivision thereof) under the laws of which such Lender or the Administrative Agent is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located, (ii) in the case of each Lender, any United States withholding tax imposed on such payments, but only to the extent that such Lender is subject to United States withholding tax at the time such Lender first becomes a party to this Agreement or changes its Applicable Lending Office, (iii) any backup withholding tax imposed by the United States (or any state or locality thereof) on a Lender or Administrative Agent, and (iv) any taxes imposed by FATCA (all such nonexcluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section 2.17(a)) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Loan Party shall furnish to the Administrative Agent, for delivery to such Lender, the original or a certified copy of a receipt evidencing payment thereof.

(b) Other Taxes.  In addition, each Loan Party agrees to pay any and all present or future stamp or court or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement, any Note or any other Loan Document or from the execution, delivery, performance, registration or enforcement of, or otherwise with respect to, this Agreement, any Note or any other Loan Document (collectively, “Other Taxes”).

(c) Indemnification.  Each Loan Party agrees to jointly and severally indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.17(c)), whether or not correctly or legally asserted, paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto as certified in good faith to the Borrower by each Lender or the Administrative Agent seeking indemnification pursuant to this Section 2.17(c).  This indemnification shall be paid within 15 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.

(d) Refunds or Credits.  If a Lender or the Administrative Agent receives a refund, credit or other reduction from a taxation authority for any Taxes or Other Taxes for which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall within fifteen (15) days from the date of such receipt pay over the amount of such refund, credit or other reduction to the Borrower (but only to the extent of indemnity payments made or additional amounts paid by the Loan Parties under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund, credit or other reduction), net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent (as the case may be) and without interest (other than interest paid by the relevant taxation authority with respect to such refund, credit or other reduction); provided, however, that each Loan Party agrees to repay, upon the request of such Lender or the Administrative Agent (as the case may be), the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund or credit to such taxation authority.

(e) Tax Forms and Certificates.  On or before the date it becomes a party to this Agreement, from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and at any time it changes its Applicable Lending Office: (i) each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent two (2) properly completed and duly executed copies of Internal Revenue Service Form W-9, or any successor form prescribed by the Internal Revenue Service, or such other documentation or information prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, as the case may be, certifying that such Lender is a United States person and is entitled to an exemption from United States backup withholding tax or information reporting requirements; and (ii) each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent: (A) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN, or any successor form prescribed by the Internal Revenue Service, certifying that such Non-U.S. Lender is entitled to the benefits under an income tax treaty to which the United States is a party which exempts the Non-U.S. Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Non-U.S. Lender; (B) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8ECI, or any successor form prescribed by the Internal Revenue Service, certifying that the income receivable pursuant to this Agreement and the other Loan Documents is effectively connected with the conduct of a trade or business in the United States; (C) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate to the effect that (x) such Non-U.S. Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (2) a “10-percent shareholder” of any Loan Party within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or (3) a “controlled foreign corporation” that is described in Section 881(c)(3)(C) of the Internal Revenue Code and is related to any Loan Party within the meaning of Section 864(d)(4) of the Internal Revenue Code and (y) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Non-U.S. Lender; or (D) to the extent the Non-U.S. Lender is not the beneficial owner, two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8IMY, or any successor form prescribed by the Internal Revenue Service, accompanied by an Internal Revenue Service Form W-8ECI, W-8BEN, W-9, and/or other certification documents from each beneficial owner, as applicable.  If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Loan Parties and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the Effective Date.  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete signed originals of Internal Revenue Service Form W-9, W-8BEN, W-8ECI or W-8IMY or FATCA-related documentation described above, or successor forms, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any other Loan Document, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such form or certificate.

(f) Exclusions.  No Loan Party shall be required to indemnify any Non-U.S. Lender, or to pay any additional amount to any Non-U.S. Lender, pursuant to Section 2.17(a), (b) or (c) in respect of Taxes or Other Taxes to the extent that the obligation to indemnify or pay such additional amounts would not have arisen but for the failure of such Non-U.S. Lender to comply with the provisions of subsection (e) above.

(g) Mitigation.  If any Loan Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section 2.17, then such Lender will use reasonable efforts (which shall include efforts to rebook the Revolving Loans held by such Lender to a new Applicable Lending Office, or through another branch or affiliate of such Lender) to change the jurisdiction of its Applicable Lending Office if, in the good faith judgment of such Lender, such efforts (i) will eliminate or, if it is not possible to eliminate, reduce to the greatest extent possible any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous, in the sole determination of such Lender, to such Lender.  Any Lender claiming any indemnity payment or additional amounts payable pursuant to this Section shall use reasonable efforts (consistent with legal and regulatory restrictions) to deliver to Borrower any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(h) Confidentiality.  Nothing contained in this Section shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

Section 2.18 Base Rate Loans Substituted for Affected Euro-Dollar Loans.  If (a) the obligation of any Lender to make or maintain, or to convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 2.15 or (b) any Lender has demanded compensation under Section 2.16(a) with respect to its Euro-Dollar Loans and, in any such case, the Borrower shall, by at least four Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(i) all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders); and

(ii) after each of its Euro-Dollar Loans has been repaid, all payments of principal that would otherwise be applied to repay such Loans shall instead be applied to repay its Base Rate Loans.

If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

Section 2.19 Increases in Commitments.

(a) Subject to the terms and conditions of this Agreement, the Borrower may, during the Availability Period by delivering to the Administrative Agent and the Lenders a Notice of Revolving Increase in the form of Exhibit E, request up to two (2) increases to the Lenders’ Commitments (each such request, an “Optional Increase”); provided that: (i) the Borrower may not request any increase to the Commitments after the occurrence and during the continuance of a Default; (ii) each Optional Increase shall be in a minimum amount of $2,500,00 and (iii) the aggregate amount of all Optional Increases shall be no more than $30,000,000.

(b) Each Lender may, but shall not be obligated to, participate in any Optional Increase, subject to the approval of each Issuing Lender (such approval not to be unreasonably withheld), and the decision of any Lender to commit to an Optional Increase shall be at such Lender’s sole discretion and shall be made in writing.  The Borrower may, at its own expense, solicit additional Commitments from third party financial institutions reasonably acceptable to the Administrative Agent and the Issuing Lenders.  Any such financial institution (if not already a Lender hereunder) shall become a party to this Agreement as a Lender, pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

(c) As a condition precedent to the Optional Increase, the Loan Parties shall deliver to the Administrative Agent a certificate of the Loan Parties dated the effective date of the Optional Increase, signed by Authorized Officers of each Loan Party, certifying that: (i) the resolutions adopted by each Loan Party approving or consenting to such Optional Increase are attached thereto and such resolutions are true and correct and have not been altered, amended or repealed and are in full force and effect, (ii) before and after giving effect to the Optional Increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects) on and as of the effective date of the Optional Increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (except to the extent any such representation and warranty was qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty was true and correct in all respects) as of such earlier date, and (B) that no Default exists, is continuing, or would result from the Optional Increase and (iii) any necessary governmental, regulatory and third party approvals required to approve the Optional Increase, are attached thereto and remain in full force and effect, in each case without any action being taken by any competent authority which could restrain or prevent such transaction or impose, in the reasonable judgment of the Administrative Agent, materially adverse conditions upon the consummation of the Optional Increase.  Upon the request of any Lender, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in accordance with Section 2.05(d).

(d) The Revolving Outstandings will be reallocated by the Administrative Agent on the effective date of any Optional Increase among the Lenders in accordance with their revised Commitment Ratios, and the Borrower hereby agrees to pay any and all costs (if any) required pursuant to Section 2.12 incurred by any Lender in connection with the exercise of the Optional Increase.  Each of the Lenders shall participate in any new Loans made on or after such date in accordance with their respective Commitment Ratios after giving effect to the increase in Commitments contemplated by this Section 2.19.

Section 2.20 Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a);

(ii) with respect to any Letter of Credit Liabilities of such Defaulting Lender that exists at the time a Lender becomes a Defaulting Lender or thereafter:

(A) all or any part of such Defaulting Lender’s Letter of Credit Liabilities shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Ratios (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at such time and (y) such reallocation does not cause the Revolving Outstandings of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment;

(B) if the reallocation described in clause (ii)(A) above cannot, or can only partially, be effected, each Issuing Lender, in its discretion may require the Borrower to (i) reimburse all amounts paid by an Issuing Lender upon any drawing under a Letter of Credit and/or (ii) cash collateralize (in accordance with Section 2.09(a)(ii)) all obligations of such Defaulting Lender in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letters of Credit (after giving effect to any partial reallocation pursuant to Section 2.20(a)(ii)(A) above);

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s pursuant to Section 2.20(a)(ii)(B) then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.07(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities during the period such Defaulting Lender’s Letter of Credit Liabilities are cash collateralized;

(iv) if the Letter of Credit Liabilities of the Non-Defaulting Lenders is reallocated pursuant to Section 2.20(a)(ii)(A) above, then the fees payable to the Lenders pursuant to Section 2.07(a) and Section 2.07(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Ratios (calculated without regard to such Defaulting Lender’s Commitment); and

(v) if any Defaulting Lender’s Letter of Credit Liabilities is neither reimbursed, repaid, cash collateralized nor reallocated pursuant to this Section 2.20(a)(ii), then, without prejudice to any rights or remedies of the Issuing Lenders or any other Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Letter of Credit Liabilities) and letter of credit fees payable under Section 2.07(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities shall be payable to the Issuing Lenders until such Letter of Credit Liabilities are cash collateralized, reallocated and/or repaid in full.

(b) So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(a), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 3.05 (and Defaulting Lenders shall not participate therein).

ARTICLE III
LETTERS OF CREDIT

Section 3.01 [Reserved].

Section 3.02 Letters of Credit.

(a) [Reserved.]

(b) Letters of Credit.  Each Issuing Lender agrees, on the terms and conditions set forth in this Agreement, to issue Letters of Credit from time to time before the fifth day prior to the Termination Date, for the account, and upon the request, of the Borrower and in support of such obligations of the Borrower or any Affiliate of the Borrower that are reasonably acceptable to such Issuing Lender; provided, that immediately after each Letter of Credit is issued, (A) the aggregate outstanding amount of Letter of Credit Liabilities shall not exceed $50,000,000, (B) the aggregate Revolving Outstandings shall not exceed the aggregate amount of the Commitments and (C) the Letter of Credit Liabilities of any Issuing Lender shall not exceed its Issuing Lender Sublimit.

Section 3.03 Method of Issuance of Letters of Credit.  The Borrower shall give an Issuing Lender (with a copy to the Administrative Agent) notice substantially in the form of Exhibit A-3 to this Agreement (a “Letter of Credit Request”) of the requested issuance or extension of an Letter of Credit prior to 1:00 P.M. (Pittsburgh, Pennsylvania time) three Business Days prior to the proposed date of the issuance or extension of Letters of Credit (which shall be a Business Day) (or such shorter period as may be agreed by such Issuing Lender in any particular instance), specifying the date such Letter of Credit is to be issued or extended and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby.  The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by an Issuing Lender, such Issuing Lender shall timely give such notice of termination unless it has theretofore timely received a Letter of Credit Request and the other conditions to issuance of a Letter of Credit have theretofore been met with respect to such extension.  No Letter of Credit shall have a term of more than one year, provided, that no Letter of Credit shall have a term extending or be so extendible beyond the fifth Business Day before the Termination Date. Promptly after receipt of any Letter of Credit Request, the applicable Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, such Issuing Lender will provide the Administrative Agent with a copy thereof.  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Lender will deliver (i) to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and (ii) to the Administrative Agent, promptly upon request, a summary report of the nature and extent of the terms of such Letter(s) of Credit or amendment.

Section 3.04 Conditions to Issuance of Letters of Credit.  The issuance by an Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that (a) such Letter of Credit shall be satisfactory in form and substance to such Issuing Lender, (b) the Borrower and, if applicable, any such Affiliate of the Borrower, shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as such Issuing Lender shall have reasonably requested and (c) such Issuing Lender shall have confirmed on the date of (and after giving effect to) such issuance that (i) the aggregate outstanding amount of Letter of Credit Liabilities shall not exceed $50,000,000, (ii) the aggregate Revolving Outstandings will not exceed the aggregate amount of the Commitments and (iii) the Letter of Credit Liabilities of any Issuing Lender shall not exceed the Issuing Lender Sublimit.  Notwithstanding any other provision of this Section 3.04, no Issuing Lender shall be under any obligation to issue any Letter of Credit if: any order, judgment or decree of any governmental authority shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Lender in good faith deems material to it.

Section 3.05 Purchase and Sale of Letter of Credit Participations.  Upon the issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Lender, without recourse or warranty, an undivided participation interest in such Letter of Credit and the related Letter of Credit Liabilities in accordance with its respective Commitment Ratio (although the Fronting Fee payable under Section 2.07(b) shall be payable directly to the Administrative Agent for the account of the applicable Issuing Lender, and the Lenders (other than such Issuing Lender) shall have no right to receive any portion of any such Fronting Fee) and any security therefor or guaranty pertaining thereto.

Section 3.06 Drawings under Letters of Credit.  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall determine in accordance with the terms of such Letter of Credit whether such drawing should be honored.  If such Issuing Lender determines that any such drawing shall be honored, such Issuing Lender shall make available to such beneficiary in accordance with the terms of such Letter of Credit the amount of the drawing and shall notify the Borrower as to the amount to be paid as a result of such drawing and the payment date.

Section 3.07 Reimbursement Obligations.  The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the applicable Issuing Lender for any amounts paid by such Issuing Lender upon any drawing under any Letter of Credit, together with any and all reasonable charges and expenses which such Issuing Lender may pay or incur relative to such drawing and interest on the amount drawn at the rate applicable to Base Rate Loans for each day from and including the date such amount is drawn to but excluding the date such reimbursement payment is due and payable.  Such reimbursement payment shall be due and payable (a) at or before 1:00 P.M. (Pittsburgh, Pennsylvania time) on the date the applicable Issuing Lender notifies the Borrower of such drawing, if such notice is given at or before 10:00 A.M. (Pittsburgh, Pennsylvania time) on such date or (b) at or before 10:00 A.M. (Pittsburgh, Pennsylvania time) on the next succeeding Business Day; provided, that no payment otherwise required by this sentence to be made by the Borrower at or before 1:00 P.M. (Pittsburgh, Pennsylvania time) on any day shall be overdue hereunder if arrangements for such payment satisfactory to the applicable Issuing Lender, in its reasonable discretion, shall have been made by the Borrower at or before 1:00 P.M. (Pittsburgh, Pennsylvania time) on such day and such payment is actually made at or before 3:00 P.M. (Pittsburgh, Pennsylvania time) on such day.  In addition, the Borrower agrees to pay to the applicable Issuing Lender interest, payable on demand, on any and all amounts not paid by the Borrower to such Issuing Lender when due under this Section 3.07, for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, whether before or after judgment, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day.  Each payment to be made by the Borrower pursuant to this Section 3.07 shall be made to the applicable Issuing Lender in Federal or other funds immediately available to it at its address referred to Section 9.01.

Section 3.08 Duties of Issuing Lenders to Lenders; Reliance.  In determining whether to pay under any Letter of Credit, the applicable Issuing Lender shall not have any obligation relative to the Lenders participating in such Letter of Credit or the related Letter of Credit Liabilities other than to determine that any document or documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit shall not create for such Issuing Lender any resulting liability if taken or omitted in the absence of gross negligence or willful misconduct.  Each Issuing Lender shall be entitled (but not obligated) to rely, and shall be fully protected in relying, on the representation and warranty by the Borrower set forth in the last sentence of Section 4.02 to establish whether the conditions specified in clauses (b) and (c) of Section 4.02 are met in connection with any issuance or extension of a Letter of Credit.  Each Issuing Lender shall be entitled to rely, and shall be fully protected in relying, upon advice and statements of legal counsel, independent accountants and other experts selected by such Issuing Lender and upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopier, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary unless the beneficiary and the Borrower shall have notified such Issuing Lender that such documents do not comply with the terms and conditions of the Letter of Credit.  Each Issuing Lender shall be fully justified in refusing to take any action requested of it under this Section in respect of any Letter of Credit unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take, or omitting or continuing to omit, any such action.  Notwithstanding any other provision of this Section, each Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, under this Section in respect of any Letter of Credit in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant hereto shall be binding upon all Lenders and all future holders of participations in such Letter of Credit; provided, that this sentence shall not affect any rights the Borrower may have against any Issuing Lender or the Lenders that make such request.

Section 3.09 Obligations of Lenders to Reimburse Issuing Lender for Unpaid Drawings.  If any Issuing Lender makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.07, such Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender (other than the applicable Issuing Lender), and each such Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of such Issuing Lender, such Lender’s share of such payment (determined in accordance with its respective Commitment Ratio) in Dollars in Federal or other immediately available funds, the aggregate of such payments relating to each unreimbursed amount being referred to herein as a “Mandatory Letter of Credit Borrowing”; provided, however, that no Lender shall be obligated to pay to the Administrative Agent its pro rata share of such unreimbursed amount for any wrongful payment made by the applicable Issuing Lender under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence by such Issuing Lender.  If the Administrative Agent so notifies a Lender prior to 11:00 A.M. (Pittsburgh, Pennsylvania time) on any Business Day, such Lender shall make available to the Administrative Agent at its address referred to in Section 9.01 and for the account of the applicable Issuing Lender such Lender’s pro rata share of the amount of such payment by 3:00 P.M. (Pittsburgh, Pennsylvania time) on the Business Day following such Lender’s receipt of notice from the Administrative Agent, together with interest on such amount for each day from and including the date of such drawing to but excluding the day such payment is due from such Lender at the Federal Funds Rate for such day (which funds the Administrative Agent shall promptly remit to such Issuing Lender).  The failure of any Lender to make available to the Administrative Agent for the account of an Issuing Lender its pro rata share of any unreimbursed drawing under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its pro rata share of any payment made under any Letter of Credit on the date required, as specified above, but no such Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of such Issuing Lender such other Lender’s pro rata share of any such payment.  Upon payment in full of all amounts payable by a Lender under this Section 3.09, such Lender shall be subrogated to the rights of the applicable Issuing Lender against the Borrower to the extent of such Lender’s pro rata share of the related Letter of Credit Liabilities (including interest accrued thereon).  If any Lender fails to pay any amount required to be paid by it pursuant to this Section 3.09 on the date on which such payment is due, interest shall accrue on such Lender’s obligation to make such payment, for each day from and including the date such payment became due to but excluding the date such Lender makes such payment, whether before or after judgment, at a rate per annum equal to (i) for each day from the date such payment is due to the third succeeding Business Day, inclusive, the Federal Funds Rate for such day as determined by the applicable Issuing Lender and (ii) for each day thereafter, the sum of 2% plus the rate applicable to its Base Rate Loans for such day.  Any payment made by any Lender after 3:00 P.M. (Pittsburgh, Pennsylvania time) on any Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Business Day.

Section 3.10 Funds Received from the Borrower in Respect of Drawn Letters of Credit.  Whenever an Issuing Lender receives a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuing Lender any payments from the other Lenders pursuant to Section 3.09 above, such Issuing Lender shall pay the amount of such payment to the Administrative Agent, and the Administrative Agent shall promptly pay to each Lender which has paid its pro rata share thereof, in Dollars in Federal or other immediately available funds, an amount equal to such Lender’s pro rata share of the principal amount thereof and interest thereon for each day after relevant date of payment at the Federal Funds Rate.

Section 3.11 Obligations in Respect of Letters of Credit Unconditional.  The obligations of the Borrower under Section 3.07 above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

(a) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(b) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

(c) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(d) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Issuing Lender or any other Person, whether in connection with this Agreement or any Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(e) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(f) payment under a Letter of Credit against presentation to an Issuing Lender of a draft or certificate that does not comply with the terms of such Letter of Credit; provided, that the applicable Issuing Lender’s determination that documents presented under such Letter of Credit comply with the terms thereof shall not have constituted gross negligence or willful misconduct of such Issuing Lender; or

(g) any other act or omission to act or delay of any kind by any Issuing Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (g), constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Nothing in this Section 3.11 is intended to limit the right of the Borrower to make a claim against any Issuing Lender for damages as contemplated by the proviso to the first sentence of Section 3.12.

Section 3.12 Indemnification in Respect of Letters of Credit.  The Borrower hereby indemnifies and holds harmless each Lender (including each Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Lender or the Administrative Agent may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such Issuing Lender hereunder (but nothing herein contained shall affect any rights which the Borrower may have against such defaulting Lender), and none of the Lenders (including any Issuing Lender) nor the Administrative Agent, their respective affiliates nor any of their respective officers, directors, employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including, without limitation, any of the circumstances enumerated in Section 3.11, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any error in interpretation of technical terms, (iii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, (iv) any consequences arising from causes beyond the control of such indemnitee, including without limitation, any government acts, or (v) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided, that the Borrower shall not be required to indemnify any Issuing Lender for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim against such Issuing Lender for direct (but not consequential) damages suffered by it, to the extent found by a court of competent jurisdiction in a final, non-appealable judgment or order to have been caused by (i) the willful misconduct or gross negligence of such Issuing Lender in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) such Issuing Lender’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.  Nothing in this Section 3.12 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

Section 3.13 ISP98.  The rules of the “International Standby Practices 1998” as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall apply to such Letter of Credit unless otherwise expressly provided in such Letter of Credit.

Section 3.14 Reporting of Letter of Credit Information; Issuing Lender Sublimit.  For so long as there is more than one Issuing Lender, each applicable Issuing Lender shall deliver to the Administrative Agent (a) a report (in form and detail reasonably satisfactory to the Administrative Agent) setting forth information with respect to each Letter of Credit issued by such Issuing Lender (including, without limitation, any reimbursement, Cash Collateral or termination thereof) that is outstanding hereunder (i) on the last Business Day of each calendar month, (ii) on each date that a Letter of Credit is issued, amended, terminated or otherwise expires, (iii) on each date that any drawing under a Letter of Credit occurs, and (iv) upon the request of the Administrative Agent; and (b) notice of its Issuing Lender Sublimit, or any change thereto, promptly upon making such change.  No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.14 shall limit the obligation of the Borrower or any Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to Section 3.09.

ARTICLE IV
CONDITIONS

Section 4.01 Conditions to Closing.  The obligation of each Lender to make a Loan or issue a Letter of Credit on the occasion of the first Credit Event hereunder is subject to the satisfaction of the following conditions:

(a) This Agreement.  The Administrative Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party) to be held in escrow and to be delivered to the Borrower upon satisfaction of the other conditions set forth in this Section 4.01.

(b) Notes.  On or prior to the Effective Date, the Administrative Agent shall have received a duly executed Note for the account of each Lender requesting delivery of a Note pursuant to Section 2.05.

(c) Officers’ Certificate.  The Administrative Agent shall have received a certificate dated the Effective Date signed on behalf of each Loan Party by any Authorized Officer of such Loan Party stating that (A) on the Effective Date and after giving effect to the Loans and Letters of Credit being made or issued on the Effective Date, no Default shall have occurred and be continuing, and (B) the representations and warranties of such Loan Party contained in the Loan Documents are true and correct on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date and except for the representations in Section 5.04(c), Section 5.05, Section 5.13 and Section 5.14(a), which shall be deemed only to relate to the matters referred to therein on and as of the Effective Date.

(d) Secretary’s Certificates.  On the Effective Date, the Administrative Agent shall have received (i) a certificate of the Secretary of State (or equivalent body) of the jurisdiction of incorporation dated as of a recent date, as to the good standing of each Loan Party and (ii) a certificate of the Secretary or an Assistant Secretary of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true, correct and complete copy of (x) the articles of incorporation of such Loan Party certified by the Secretary of State (or equivalent body) of the jurisdiction of incorporation of such Loan Party and (y) the bylaws of such Loan Party, (B) as to the absence of dissolution or liquidation proceedings by or against such Loan Party, (C) that attached thereto is a true, correct and complete copy of resolutions adopted by the board of directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and each other document delivered in connection herewith or therewith and that such resolutions have not been amended and are in full force and effect on the date of such certificate and (D) as to the incumbency and specimen signatures of each officer of such Loan Party executing the Loan Documents to which such Loan Party is a party or any other document delivered in connection herewith or therewith.

(e) Opinions of Counsel.  On the Effective Date, the Administrative Agent shall have received from counsel to the Loan Parties, opinions addressed to the Administrative Agent and each Lender, dated the Effective Date, substantially in the form of Exhibit D hereto.

(f) Consents.  All necessary governmental (domestic or foreign), regulatory and third party approvals, if any, authorizing borrowings hereunder in connection with the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained and remain in full force and effect, in each case without any action being taken by any competent authority which could restrain or prevent such transaction or impose, in the reasonable judgment of the Administrative Agent, materially adverse conditions upon the consummation of such transactions; provided that any such approvals with respect to elections by the Borrower to increase the Commitment as contemplated by Section 2.19 need not be obtained or provided until the Borrower makes any such election.

(g) Payment of Fees.  All costs, fees and expenses due to the Administrative Agent, the Arrangers and the Lenders accrued through the Effective Date (including Commitment Fees and Letter of Credit Fees and all fees set forth in each of the PNC Fee Letter and the M&T Fee Letter due and payable as of the Effective Date) shall have been paid in full.

(h) Counsel Fees.  The Administrative Agent shall have received full payment from the Borrower of the fees and expenses of McGuireWoods LLP described in Section 9.03 which are billed through the Effective Date and which have been invoiced one Business Day prior to the Effective Date.

Section 4.02 Conditions to All Credit Events.  The obligation of any Lender to make any Loan, and the obligation of any Issuing Lender to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.03, or receipt by an Issuing Lender of a Letter of Credit Request as required by Section 3.03;

(b) the fact that, immediately before and after giving effect to such Credit Event, no Default shall have occurred and be continuing; and

(c) the fact that the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Credit Event, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date and except for the representations in Section 5.04(c), Section 5.05, Section 5.13 and Section 5.14(a), which shall be deemed only to relate to the matters referred to therein on and as of the Effective Date.

Each Credit Event under this Agreement shall be deemed to be a representation and warranty by the Loan Parties on the date of such Credit Event as to the facts specified in clauses (b) and (c) of this Section.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants that, and as to the Borrower, the Borrower represents and warrants that:

Section 5.01 Status.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate authority to execute and deliver this Agreement and each other Loan Document to which it is a party and perform its obligations hereunder and thereunder.  The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate authority to execute and deliver this Agreement and each other Loan Document to which it is a party and perform its obligations hereunder and thereunder.

Section 5.02 Authority; No Conflict.  The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party have been duly authorized by all necessary corporate action and do not violate (i) any provision of law or regulation, or any decree, order, writ or judgment, (ii) any provision of its articles of incorporation or bylaws, or (iii) result in the breach of or constitute a default under any indenture or other agreement or instrument to which such Loan Party is a party; provided that any exercise of the option to increase the Commitment as contemplated in Section 2.19 shall require further authorization of each Loan Party’s governing body and may require additional Governmental Authority approvals.

Section 5.03 Legality; Etc.  This Agreement and each other Loan Document (other than the Notes) to which such Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, and the Notes, when executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of the Borrower, in each case enforceable against the Borrower in accordance with their terms except to the extent limited by (a) bankruptcy, insolvency, fraudulent conveyance or reorganization laws or by other similar laws relating to or affecting the enforceability of creditors’ rights generally and by general equitable principles which may limit the right to obtain equitable remedies regardless of whether enforcement is considered in a proceeding of law or equity or (b) any applicable public policy on enforceability of provisions relating to contribution and indemnification.

Section 5.04 Financial Condition.

(a) Audited Financial Statements.  The consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of December 31, 2012 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Ernst & Young, LLP, copies of which have been delivered to each of the Administrative Agent and the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) Interim Financial Statements.  The unaudited consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of September 30, 2013 and the related unaudited consolidated statements of income and cash flows for the nine months then ended fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash  flows for such nine-month period (subject to normal year-end audit adjustments).

(c) Material Adverse Change.  Since December 31, 2012 there has been no change in the business, assets, financial condition or operations of the Guarantor and its Consolidated Subsidiaries, considered as a whole that would materially and adversely affect the Guarantor’s ability to perform any of its obligations under this Agreement, the Notes or the other Loan Documents.  Since December 31, 2012 there has been no change in the business, assets, financial condition or operations of the Borrower that would materially and adversely affect the Borrower’s ability to perform any of its obligations under this Agreement, the Notes or the other Loan Documents.

Section 5.05 Litigation.  Except as disclosed in or contemplated by the Guarantor’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2012, or any subsequent report of the Guarantor filed with the SEC on Form 10-K, 10-Q or 8-K Report or otherwise furnished in writing to the Administrative Agent and each Lender, no litigation, arbitration or administrative proceeding against the Guarantor or any of its Subsidiaries is pending or, to the Guarantor’s knowledge, threatened, which would reasonably be expected to materially and adversely affect the ability of any Loan Party to perform any of its obligations under this Agreement, the Notes or the other Loan Documents.  There is no litigation, arbitration or administrative proceeding pending or, to the knowledge of any Loan Party, threatened which questions the validity of this Agreement or the other Loan Documents to which it is a party.

Section 5.06 No Violation.  No part of the proceeds of the borrowings by hereunder will be used, directly or indirectly by the Borrower for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for any other purpose which violates, or which conflicts with, the provisions of Regulations U or X of said Board of Governors. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such “margin stock”.

Section 5.07 ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Material Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Material Plan.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Material Plan, (ii) failed to make any contribution or payment to any Material Plan, or made any amendment to any Material Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 5.08 Governmental Approvals.  No authorization, consent or approval from any Governmental Authority is required for the execution, delivery and performance by any Loan Party of this Agreement, the Notes and the other Loan Documents to which it is a party and except such authorizations, consents and approvals as shall have been obtained prior to the Effective Date and shall be in full force and effect; provided that any exercise of the option to increase the Commitment as contemplated in Section 2.19 shall require further authorization of the Loan Parties’ governing bodies and may require Governmental Authority approvals.

Section 5.09 Investment Company Act.  Neither the Borrower nor the Guarantor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.10 Tax Returns and Payments.  Each Loan Party has filed or caused to be filed all Federal, state, local and foreign income tax returns required to have been filed by it and has paid or caused to be paid all income taxes shown to be due on such returns except income taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party shall have set aside on its books appropriate reserves with respect thereto in accordance with GAAP or that would not reasonably be expected to have a Material Adverse Effect.

Section 5.11 Compliance with Laws.  (a) To the knowledge of the Guarantor, the Guarantor and its Material Subsidiaries are in compliance with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of their respective businesses and the ownership of their respective property (including, without limitation, compliance with all applicable ERISA and Environmental Laws and the requirements of any permits issued under such Environmental Laws), except to the extent (i) such compliance is being contested in good faith by appropriate proceedings or (ii) non-compliance would not reasonably be expected to materially and adversely affect the ability of the Loan Parties to perform any of their respective obligations under this Agreement, the Notes or any other Loan Document to which they are a party.  (b) To the knowledge of the Borrower, the Borrower is in compliance with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business, except to the extent (i) such compliance is being contested in good faith by appropriate proceedings or (ii) non-compliance would not reasonably be expected to materially and adversely affect the ability of the Borrower to perform any of its obligations under this Agreement, the Notes or any other Loan Document to which it is a party.

Section 5.12 No Default.  No Default has occurred and is continuing.

Section 5.13 Environmental Matters.

(a) Except (x) as disclosed in or contemplated by the Guarantor’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2012, or in any subsequent report of the Guarantor filed with the SEC on Form 10-K, 10-Q or 8-K, or otherwise furnished in writing to the Administrative Agent and each Lender, or (y) to the extent that the liabilities of the Guarantor and its Subsidiaries, taken as a whole, that relate to or could reasonably be expected to result from the matters referred to in clauses (i) through (iii) below of this Section 5.13(a), inclusive, would not reasonably be expected to result in a Material Adverse Effect:

(i) no notice, notification, citation, summons, complaint or order has been received by the Guarantor or any of its Subsidiaries, no penalty has been assessed nor is any investigation or review pending or, to the Guarantor’s or any of its Subsidiaries’ knowledge, threatened by any governmental or other entity with respect to any (A) alleged violation by or liability of the Guarantor or any of its Subsidiaries of or under any Environmental Law, (B) alleged failure by the Guarantor or any of its Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (C) generation, storage, treatment, disposal, transportation or release of Hazardous Substances;

(ii) to the Guarantor’s or any of its Subsidiaries’ knowledge, no Hazardous Substance has been released (and no written notification of such release has been filed) (whether or not in a reportable or threshold planning quantity) at, on or under any property now or previously owned, leased or operated by the Guarantor or any of its Subsidiaries; and

(iii) no property now or previously owned, leased or operated by the Guarantor or any of its Subsidiaries or, to the Guarantor’s or any of its Subsidiaries’ knowledge, any property to which the Guarantor or any of its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to the Guarantor’s or any of its Subsidiaries’ knowledge, proposed for listing, on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.

(b) Except as disclosed in or contemplated by the Guarantor’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2012, or in any subsequent report of the Guarantor filed with the SEC on Form 10-K, 10-Q or 8-K, or otherwise furnished in writing to the Administrative Agent and each Lender, to the Guarantor’s knowledge, there are no Environmental Liabilities that have resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) For purposes of this Section 5.13, the terms “the Guarantor” and “Subsidiary” shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of the Guarantor or any of its Subsidiaries from the time such business or business entity became a Subsidiary of the Guarantor.

Section 5.14 Material Subsidiaries and Ownership.

(a) As of the Effective Date, (i) Schedule 5.14 states the name of each of the Guarantor’s Material Subsidiaries and its jurisdiction or jurisdictions of organization or incorporation, as applicable, (ii) except as disclosed in Schedule 5.14, each such Subsidiary is a Wholly Owned Subsidiary of the Guarantor, and (iii) each of the Guarantor’s Material Subsidiaries is in good standing in the jurisdiction or jurisdictions of its organization or incorporation, as applicable, and has all corporate or other organizational powers to carry on its businesses except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Guarantor’s Material Subsidiaries is duly organized or incorporated and validly existing under the laws of the jurisdiction or jurisdictions of its organization or incorporation, as applicable.

Section 5.15 OFAC. None of the Borrower, the Guarantor, any Subsidiary of the Guarantor or the Borrower or any Affiliate of the Guarantor or the Borrower: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

ARTICLE VI
COVENANTS

Each Loan Party agrees that so long as any Lender has any Commitment hereunder or any amount payable hereunder or under any Note or other Loan Document remains unpaid or any Letter of Credit Liability remains outstanding:

Section 6.01 Information.  The Loan Parties will deliver or cause to be delivered to each of the Lenders (it being understood that the posting of the information required in clauses (a), (b) and (f) of this Section 6.01 on the Borrower’s website or the Guarantor’s website (http://www.pplweb.com) or making such information available on IntraLinks, SyndTrak (or similar service) shall be deemed to be effective delivery to the Lenders):

(a) Annual Financial Statements.  Promptly when available and in any event within ten (10) days after the date such information is required to be delivered to the SEC (or, if the Guarantor is not a Public Reporting Company, within one hundred and five (105) days after the end of each fiscal year of the Guarantor), a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year and accompanied by an opinion thereon by independent public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of the date of such financial statements and the results of their operations for the period covered by such financial statements in conformity with GAAP applied on a consistent basis.

(b) Quarterly Financial Statements.  Promptly when available and in any event within ten (10) days after the date such information is required to be delivered to the SEC (or, if the Guarantor is not a Public Reporting Company, within sixty (60) days after the end of each quarterly fiscal period in each fiscal year of the Guarantor (other than the last quarterly fiscal period of the Guarantor)), a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such fiscal quarter,  all certified (subject to normal year-end audit adjustments) as to fairness of presentation, GAAP and consistency by any Authorized Officer of the Guarantor.

(c) Officer’s Certificate.  Simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) above, a certificate of any Authorized Officer of the Guarantor, (i) setting forth in reasonable detail the calculations required to establish compliance with the requirements of Section 6.09 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the applicable Loan Party is taking or proposes to take with respect thereto.

(d) Default.  Forthwith upon acquiring knowledge of the occurrence of any (i) Default or (ii) Event of Default, in either case a certificate of an Authorized Officer of the applicable Loan Party setting forth the details thereof and the action which the applicable Loan Party is taking or proposes to take with respect thereto.

(e) Change in Borrower’s Ratings.  Promptly, upon any Authorized Officer obtaining knowledge of any change in a Borrower’s Rating, a notice of such Borrower’s Rating in effect after giving effect to such change.

(f) Securities Laws Filing.  To the extent the Guarantor or the Borrower is a Public Reporting Company, promptly when available and in any event within ten (10) days after the date such information is required to be delivered to the SEC, a copy of any Form 10-K Report to the SEC and a copy of any Form 10-Q Report to the SEC, and promptly upon the filing thereof, any other filings with the SEC.

(g) ERISA Matters.  If and when any member of the ERISA Group:  (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Material Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Material Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives, with respect to any Material Plan that is a Multiemployer Plan, notice of any complete or partial withdrawal liability under Title IV of ERISA, or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose material liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Material Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code with respect to a Material Plan, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA; or (vii) fails to make any payment or contribution to any Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a copy of such notice, a certificate of the chief accounting officer or controller of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take.

(h) Other Information.  From time to time such additional financial or other information regarding the financial condition, results of operations, properties, assets or business of the Guarantor or any of its Subsidiaries as any Lender may reasonably request.

Each Loan Party hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and each Issuing Lender materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their respective securities) (each, a “Public Lender”).  Each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information (as defined below), they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting (subject to Section 9.12) on a portion of the Platform not designated “Public Investor.”  “Information” means all information received from the Guarantor or any of its Subsidiaries relating to the Guarantor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Guarantor or any of its Subsidiaries; provided that, in the case of information received from the Guarantor or any of its Subsidiaries after the Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 6.02 Maintenance of Insurance.  Each Loan Party will maintain, or cause to be maintained, insurance with financially sound (determined in the reasonable judgment of the Borrower) and responsible companies in such amounts (and with such risk retentions) and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which such Loan Party operates.

Section 6.03 Conduct of Business and Maintenance of Existence.  Each Loan Party will (a) continue to engage in businesses of the same general type as now conducted by such Loan Party and, in the case of the Guarantor, its Subsidiaries and businesses related thereto or arising out of such businesses, except to the extent that the failure to maintain any existing business would not have a Material Adverse Effect and (b) except as otherwise permitted in Section 6.07, preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect, their respective corporate (or other entity) existence and their respective rights, privileges and franchises necessary or material to the normal conduct of business, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.04 Compliance with Laws, Etc.  Each Loan Party will comply with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, compliance with all applicable ERISA and Environmental Laws and the requirements of any permits issued under such Environmental Laws), except to the extent (a) such compliance is being contested in good faith by appropriate proceedings or (b) noncompliance could not reasonably be expected to have a Material Adverse Effect.

Section 6.05 Books and Records.  Each Loan Party (a) will keep, and, in the case of the Guarantor, will cause each of its Subsidiaries to keep, proper books of record and account in conformity with GAAP and (b) will permit representatives of the Administrative Agent and each of the Lenders to visit and inspect any of their respective properties, to examine and make copies from any of their respective books and records and to discuss their respective affairs, finances and accounts with their officers, any employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired; provided, that, the rights created in this Section 6.05 to “visit”, “inspect”, “discuss” and copy shall not extend to any matters which such Loan Party deems, in good faith, to be confidential, unless the Administrative Agent and any such Lender agree in writing to keep such matters confidential.

Section 6.06 Use of Proceeds.  The proceeds of the Loans made under this Agreement will be used by the Borrower for general corporate purposes of the Borrower and its Affiliates, including for working capital purposes and for making investments in or loans to the Guarantor and Affiliates of the Loan Parties.  The Borrower will request the issuance of Letters of Credit solely for general corporate purposes of the Borrower and its Affiliates.  No such use of the proceeds for general corporate purposes will be, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock within the meaning of Regulation U.

Section 6.07 Merger or Consolidation.  No Loan Party will merge with or into or consolidate with or into any other corporation or entity, unless (a) immediately after giving effect thereto, no event shall occur and be continuing which constitutes a Default, (b) the surviving or resulting Person, as the case may be, assumes and agrees in writing to pay and perform all of the obligations of such Loan Party under this Agreement, (c) in the case of the Guarantor, substantially all of the consolidated assets and consolidated revenues of the surviving or resulting Person, as the case may be, are anticipated to come from the utility or energy businesses and (d) in the case of the Borrower, the senior unsecured long-term debt ratings (without giving effect to any third party credit enhancement except for a guaranty of the Guarantor or a permitted successor) from both Rating Agencies of the surviving or resulting Person, as the case may be, immediately following the merger or consolidation is equal to or greater than the Borrower’s Ratings from both Rating Agencies immediately preceding the announcement of such consolidation or merger.

Section 6.08 Asset Sales.  Except for the sale of assets required to be sold to conform with governmental requirements, the Guarantor and its Material Subsidiaries shall not consummate any Asset Sale, if the aggregate net book value of all such Asset Sales consummated during the four calendar quarters immediately preceding any date of determination would exceed 25% of the total assets of the Guarantor and its Consolidated Subsidiaries as of the beginning of the Guarantor’s most recently ended full fiscal quarter; provided, however, that any such Asset Sale will be disregarded for purposes of the 25% limitation specified above: (a) if any such Asset Sale is in the ordinary course of business of the Guarantor and its Subsidiaries; (b) if the assets subject to any such Asset Sale are worn out or are no longer useful or necessary in connection with the operation of the businesses of the Guarantor or its Subsidiaries; (c) if the assets subject to any such Asset Sale are being transferred to a Wholly Owned Subsidiary of the Guarantor; (d) if the proceeds from any such Asset Sale (i) are, within twelve (12) months of such Asset Sale, invested or reinvested by the Guarantor or any Subsidiary in a Permitted Business, (ii) are used by the Guarantor or any Subsidiary to repay Debt of the Guarantor or such Subsidiary, or (iii) are retained by the Guarantor or any Subsidiary; or (e) if, prior to any such Asset Sale, both Rating Agencies confirm the then-current Borrower’s Ratings after giving effect to any such Asset Sale.

Section 6.09 Consolidated Debt to Consolidated Capitalization Ratio.  The ratio of Consolidated Debt of the Guarantor to Consolidated Capitalization of the Guarantor shall not exceed 70%, measured as of the end of each fiscal quarter.

ARTICLE VII
DEFAULTS

Section 7.01 Events of Default.  If one or more of the following events (each an “Event of Default”) shall have occurred and be continuing:

(a) neither Loan Party shall pay when due any principal on any Loans or Reimbursement Obligations; or

(b) neither Loan Party shall pay when due any interest on the Loans and Reimbursement Obligations, any fee or any other amount payable hereunder or under any other Loan Document for five (5) days following the date such payment becomes due hereunder; or

(c) any Loan Party shall fail to observe or perform any of its covenants or agreements contained in Sections 6.05(b), 6.06, 6.07, 6.08 or 6.09; or

(d) any Loan Party shall fail to observe or perform any of its covenants or agreements contained in Section 6.01(d)(i) for 30 days after any such failure or in Section 6.01(d)(ii) for ten (10) days after any such failure; or

(e) any of the Loan Parties shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those covered by clauses (a), (b), (c) or (d) above) for thirty (30) days after written notice thereof has been given to the defaulting party by the Administrative Agent, or at the request of the Required Lenders; or

(f) any representation, warranty or certification made by any Loan Party in this Agreement or any other Loan Document or in any certificate, financial statement or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; or

(g) any Loan Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Debt beyond any period of grace provided with respect thereto, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Debt beyond any period of grace provided with respect thereto if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Debt or a trustee on its or their behalf to cause, such Debt to become due prior to its stated maturity; or

(h) any Loan Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay, or shall admit in writing its inability to pay, its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(i) an involuntary case or other proceeding shall be commenced against any Loan Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Loan Party under the Bankruptcy Code; or

(j) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000; or

(k) any Loan Party shall fail within sixty (60) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $20,000,000, entered against it that is not stayed on appeal or otherwise being appropriately contested in good faith; or

(l) a Change of Control shall have occurred; or

(m) the Guaranty shall cease to be in full force or effect or shall be found by any judicial proceeding to be unenforceable or invalid; or the Guarantor shall deny or disaffirm in writing the Guarantor’s obligations under the Guaranty;

then, and in every such event, while such event is continuing, the Administrative Agent shall (A) if requested by the Required Lenders, by notice to the Borrower terminate the Commitments, and the Commitments shall thereupon terminate, and (B) if requested by the Lenders holding more than 50% of the sum of the aggregate outstanding principal amount of the Loans and Letter of Credit Liabilities at such time, by notice to the Borrower declare the Loans and Letter of Credit Liabilities (together with accrued interest and accrued and unpaid fees thereon and all other amounts due hereunder) to be, and the Loans and Letter of Credit Liabilities shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind (except as set forth in clause (A) above), all of which are hereby waived by the Borrower and require the Borrower to, and the Borrower shall, cash collateralize (in accordance with Section 2.09(a)(ii)) all Letter of Credit Liabilities then outstanding; provided, that, in the case of any Default or any Event of Default specified in Section 7.01(h) or 7.01(i) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or any Lender, the Commitments shall thereupon terminate and the Loans and Reimbursement Obligations (together with accrued interest and accrued and unpaid fees thereon and all other amounts due hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the Borrower shall cash collateralize (in accordance with Section 2.09(a)(ii)) all Letter of Credit Liabilities then outstanding.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

Section 8.01 Appointment and Authority.  Each of the Lenders and the Issuing Lenders hereby irrevocably appoints PNC Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 8.01 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 8.02 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Guarantor or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Loan Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 9.05) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (e) the satisfaction of any condition set forth in Section 4.01 or 4.02 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 8.05 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.06 Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Required Lenders and approved by the Borrower and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 8.06.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 8.06 and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC Bank resigns as Administrative Agent under this Section 8.06, PNC Bank shall also resign as an Issuing Lender.  Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC Bank as the retiring Issuing Lender and Administrative Agent and PNC Bank shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC Bank, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC Bank to effectively assume the obligations of PNC Bank with respect to such Letters of Credit.

Section 8.07 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08 No Other Duties, etc.  Anything herein to the contrary notwithstanding, no joint lead arranger and bookrunner, syndication agent, documentation agent or any other agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.

Section 8.09 Administrative Agent’s Fees.  The Borrower shall pay to the Administrative Agent for its own account fees in the amount and at the times agreed to and accepted by the Borrower pursuant to the PNC Fee Letter.

Section 8.10 No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic (collectively, “Laws”) relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time (collectively, “Anti-Terrorism Laws”), including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Laws.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Notices.  Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages) or by telephone subsequently confirmed in writing; provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or Article III, as applicable, if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article in electronic format.  Any notice shall have been duly given and shall be effective if delivered by hand delivery or sent via electronic mail, telecopy, recognized overnight courier service or certified or registered mail, return receipt requested, or posting on an internet web page, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, or telecopy, (ii) on the Business Day following the day on which the same has been delivered prepaid (or on an invoice basis) to a reputable national overnight air courier service or (iii) on the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers, in the case of any of the Loan Parties and the Administrative Agent, set forth below, and, in the case of the Lenders, set forth on signature pages hereto, or at such other address as such party may specify by written notice to the other parties hereto:

if to the Loan Parties:

PPL Capital Funding, Inc. PPL Corporation Two North Ninth Street Allentown, Pennsylvania 18101-1179 Attention: Treasurer or Assistant Treasurer Telephone: 610-774-5151 Facsimile: 610-774-5235

with a copy to:

PPL Services Corporation Two North Ninth Street (GENTW4) Allentown, Pennsylvania 18101-1179 Attention: Frederick C. Paine, Esq. Telephone: 610-774-7445 Facsimile: 610-774-6726

if to the Administrative Agent:

PNC Bank, National Association c/o Agency Services Attention: Trina Barkley P7-PFSC-05-W 500 First Avenue Pittsburgh, Pennsylvania 15219 Facsimile: (412) 705-2006

Section 9.02 No Waivers; Non-Exclusive Remedies.  No failure by the Administrative Agent, any Lender or any Issuing Lender to exercise, no course of dealing with respect to, and no delay in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided herein and in the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03 Expenses; Indemnification.

(a) Expenses.  The Borrower shall pay (i) all out-of-pocket expenses of the Administrative Agent and PNC Capital Markets, including legal fees and disbursements of McGuireWoods LLP and any other local counsel retained by the Administrative Agent, in its reasonable discretion, in connection with the preparation, execution, delivery and administration of the Loan Documents, the syndication efforts of the Administrative Agent and PNC Capital Markets with respect thereto, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default thereunder and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Lender, including (without duplication) the fees and disbursements of outside counsel, in connection with any restructuring, workout, collection, bankruptcy, insolvency and other enforcement proceedings in connection with the enforcement and protection of its rights; provided, that the Borrower shall not be liable for any legal fees or disbursements of any counsel for the Administrative Agent, PNC Capital Markets and the Lenders other than McGuireWoods LLP associated with the preparation, execution and delivery of this Agreement and the closing documents contemplated hereby.

(b) Indemnity in Respect of Loan Documents.  Each of the Loan Parties agrees to jointly and severally indemnify the Arrangers, the Administrative Agent and each Lender, their respective Affiliates and the respective directors, officers, trustees, agents, employees and advisors of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever (including, without limitation, the reasonable fees and disbursements of counsel and any civil penalties or fines assessed by OFAC), which may at any time (including, without limitation, at any time following the payment of the obligations of the Borrower hereunder) be imposed on, incurred by or asserted against such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened (by any third party, by the Guarantor, the Borrower or any Subsidiary of the Borrower) in any way relating to or arising out of this Agreement, any other Loan Document or any documents contemplated hereby or thereby or referred to herein or therein or any actual or proposed use of proceeds of Loans hereunder; provided, that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or order.

(c) Indemnity in Respect of Environmental Liabilities.  Each of the Loan Parties agrees to jointly and severally indemnify each Indemnitee and hold each Indemnitee harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses or disbursements of any kind whatsoever (including, without limitation, reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and reasonable fees and disbursements of counsel) which may at any time (including, without limitation, at any time following the payment of the obligations of the Borrower hereunder) be imposed on, incurred by or asserted against such Indemnitee in respect of or in connection with any actual or alleged presence or release of Hazardous Substances on or from any property now or previously owned or operated by the Guarantor or any of its Subsidiaries or any predecessor of the Guarantor or any of its Subsidiaries, or any and all Environmental Liabilities.  Without limiting the generality of the foregoing, the Borrower hereby waives all rights of contribution or any other rights of recovery with respect to liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses and disbursements in respect of or in connection with Environmental Liabilities that it might have by statute or otherwise against any Indemnitee.

(d) Waiver of Damages.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that nothing in this Section 9.03(d) shall relieve any Lender from its obligations under Section 9.12.

Section 9.04 Sharing of Set-Offs.  Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made or Note held by it and any Letter of Credit Liabilities which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to any Loan, Note and Letter of Credit Liabilities made or held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loan made or Notes and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, in each case as may be required so that all such payments of principal and interest with respect to the Loan made or Notes and Letter of Credit Liabilities made or held by the Lenders shall be shared by the Lenders pro rata; provided, that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have for payment of indebtedness of the Borrower other than its indebtedness hereunder.

Section 9.05 Amendments and Waivers.  Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Loan Parties and the Required Lenders (and, if the rights or duties of the Administrative Agent or any Issuing Lenders are affected thereby, by the Administrative Agent or such Issuing Lender, as relevant); provided, that no such amendment or waiver shall, (a) unless signed by each Lender adversely affected thereby, (i) increase the Commitment of any Lender or subject any Lender to any additional obligation (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or of mandatory reductions in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender as in effect at any time shall not constitute an increase in such Commitment), (ii) reduce the principal of or rate of interest on any Loan (except in connection with a waiver of applicability of any post-default increase in interest rates) or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder, (iii) postpone the date fixed for any payment of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder or for any scheduled reduction or termination of any Commitment or (except as expressly provided in Article III) expiration date of any Letter of Credit, (iv) postpone or change the date fixed for any scheduled payment of principal of any Loan, (v) change any provision hereof in a manner that would alter the pro rata funding of Loans required by Section 2.04(b), the pro rata sharing of payments required by Sections 2.09(b), 2.11(a) or 9.04 or the pro rata reduction of Commitments required by Section 2.08(a) or (vi) change the currency in which Loans are to be made, Letters of Credit are to be issued or payment under the Loan Documents is to be made, or add additional borrowers or (b) unless signed by each Lender, (i) change the definition of Required Lender or this Section 9.05 or Section 9.06(a) or (ii) release the Guarantor from its Obligations under the Guaranty; provided, further, that if, in connection with any proposed amendment or waiver referred to above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 2.08(b).

Section 9.06 Successors and Assigns.

(a) Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all of the Lenders, except to the extent any such assignment results from the consummation of a merger or consolidation permitted pursuant to Section 6.07 of this Agreement.

(b) Participations.  Any Lender may at any time grant to one or more banks or other financial institutions or special purpose funding vehicle (each a “Participant”) participating interests in its Commitments and/or any or all of its Loans and Letter of Credit Liabilities.  In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower, the Issuing Lenders and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Loan Parties hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement which would (i) extend the Termination Date, reduce the rate or extend the time of payment of principal, interest or fees on any Loan or Letter of Credit Liability in which such Participant is participating (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or of a mandatory reduction in the Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan or Letter of Credit Liability shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof) or (ii) allow the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, without the consent of the Participant, except to the extent any such assignment results from the consummation of a merger or consolidation permitted pursuant to Section 6.07 of this Agreement.  The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article II with respect to its participating interest to the same extent as if it were a Lender, subject to the same limitations, and in no case shall any Participant be entitled to receive any amount payable pursuant to Article II that is greater than the amount the Lender granting such Participant’s participating interest would have been entitled to receive had such Lender not sold such participating interest.  An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (solely for tax purposes) on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) Assignments Generally.  Any Lender may at any time assign to one or more Eligible Assignees (each, an “Assignee”) all, or a proportionate part (equivalent to an initial amount of not less than $2,000,000 or any larger integral multiple of $1,000,000), of its rights and obligations under this Agreement and the Notes with respect to its Loans and, if still in existence, its Commitment, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit C attached hereto executed by such Assignee and such transferor, with (and subject to) the consent of the Borrower, the Administrative Agent and the Issuing Lenders, which consents shall not be unreasonably withheld or delayed; provided, that if an Assignee is an Affiliate of such transferor Lender or was a Lender immediately prior to such assignment, no such consent of the Borrower or the Administrative Agent shall be required; provided, further, that if at the time of such assignment a Default or an Event of Default has occurred and is continuing, no such consent of the Borrower shall be required; provided, further, that no such assignment may be made prior to the Effective Date without the prior written consent of the Administrative Agent; provided, further, that the provisions of Sections 2.12, 2.16, 2.17 and 9.03 of this Agreement shall inure to the benefit of a transferor with respect to any Loans made, any Letters of Credit issued or any other actions taken by such transferor while it was a Lender.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor of an amount equal to the purchase price agreed between such transferor and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment, if any, as set forth in such instrument of assumption, and the transferor shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee.  In connection with any such assignment, the transferor shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such administrative fee in the case of any assignment.  Each Assignee shall, on or before the effective date of such assignment, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States Taxes in accordance with Section 2.17(e).

(d) Assignments to Federal Reserve Banks.  Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank.  No such assignment shall release the transferor Lender from its obligations hereunder.

(e) Register.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 9.06(e), to (i) maintain a register (the “Register”) on which the Administrative Agent will record the Commitments from time to time of each Lender, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and to (ii) retain a copy of each Assignment and Assumption Agreement delivered to the Administrative Agent pursuant to this Section.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligation in respect of such Loans.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall treat each Person in whose name a Loan and the Note evidencing the same is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary.  With respect to any Lender, the assignment or other transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made and any Note issued pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the Register and, except to the extent provided in this Section 9.06(e), otherwise complies with Section 9.06, and prior to such recordation all amounts owing to the transferring Lender with respect to such Commitments, Loans and Notes shall remain owing to the transferring Lender.  The registration of assignment or other transfer of all or part of any Commitments, Loans and Notes for a Lender shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement and payment of the administrative fee referred to in Section 9.06(c).  The Register shall be available for inspection by each of the Borrower and each Issuing Lender at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.  The Borrower may not replace any Lender pursuant to Section 2.08(b), unless, with respect to any Notes held by such Lender, the requirements of Section 9.06(c) and this Section 9.06(e) have been satisfied.

Section 9.07 Governing Law; Submission to Jurisdiction.  This Agreement and each Note shall be governed by and construed in accordance with the internal laws of the State of New York.  Each Loan Party hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each Loan Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.08 Counterparts; Integration; Effectiveness.  This Agreement shall become effective on the Effective Date.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  On and after the Effective Date, this Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

Section 9.09 Generally Accepted Accounting Principles.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Guarantor’s independent public accountants) with the audited consolidated financial statements of the Guarantor and its Consolidated Subsidiaries most recently delivered to the Lenders; provided, that, if the Guarantor notifies the Administrative Agent that the Guarantor wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Guarantor that the Required Lenders wish to amend Article VI for such purpose), then the Guarantor’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Guarantor and the Required Lenders.

Section 9.10 Usage.  The following rules of construction and usage shall be applicable to this Agreement and to any instrument or agreement that is governed by or referred to in this Agreement.

(a) All terms defined in this Agreement shall have the defined meanings when used in any instrument governed hereby or referred to herein and in any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

(b) The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or in any instrument or agreement governed here shall be construed to refer to this Agreement or such instrument or agreement, as applicable, in its entirety and not to any particular provision or subdivision hereof or thereof.

(c) References in this Agreement to “Article”, “Section”, “Exhibit”, “Schedule” or another subdivision or attachment shall be construed to refer to an article, section or other subdivision of, or an exhibit, schedule or other attachment to, this Agreement unless the context otherwise requires; references in any instrument or agreement governed by or referred to in this Agreement to “Article”, “Section”, “Exhibit”, “Schedule” or another subdivision or attachment shall be construed to refer to an article, section or other subdivision of, or an exhibit, schedule or other attachment to, such instrument or agreement unless the context otherwise requires.

(d) The definitions contained in this Agreement shall apply equally to the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “will” shall be construed to have the same meaning as the word “shall”.  The term “including” shall be construed to have the same meaning as the phrase “including without limitation”.

(e) Unless the context otherwise requires, any definition of or reference to any agreement, instrument, statute or document contained in this Agreement or in any agreement or instrument that is governed by or referred to in this Agreement shall be construed (i) as referring to such agreement, instrument, statute or document as the same may be amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth in this Agreement or in any agreement or instrument governed by or referred to in this Agreement), including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) to include (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.  Any reference to any Person shall be construed to include such Person’s successors and permitted assigns.

(f) Unless the context otherwise requires, whenever any statement is qualified by “to the best knowledge of” or “known to” (or a similar phrase) any Person that is not a natural person, it is intended to indicate that the senior management of such Person has conducted a commercially reasonable inquiry and investigation prior to making such statement and no member of the senior management of such Person (including managers, in the case of limited liability companies, and general partners, in the case of partnerships) has current actual knowledge of the inaccuracy of such statement.

(g) Unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.

Section 9.11 WAIVER OF JURY TRIAL.  EACH OF THE LOAN PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12 Confidentiality.  Each Lender agrees to hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices; provided, that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender or to the Administrative Agent, (ii) to any other Person if reasonably incidental to the administration of the Loans and Letter of Credit Liabilities, (iii) upon the order of any court or administrative agency, (iv) to the extent requested by, or required to be disclosed to, any rating agency or regulatory agency or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) which had been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender prohibited by this Agreement, (vi) in connection with any litigation to which the Administrative Agent, any Lender or any of their respective Subsidiaries or Affiliates may be party, (vii) to the extent necessary in connection with the exercise of any remedy hereunder, (viii) to such Lender’s or the Administrative Agent’s Affiliates and their respective directors, officers, employees and agents including legal counsel and independent auditors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ix) with the consent of the Borrower, (x) to Gold Sheets and other similar bank trade publications, such information to consist solely of deal terms and other information customarily found in such publications and (xi) subject to provisions substantially similar to those contained in this Section, to any actual or proposed Participant or Assignee or to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Loan Parties’ Obligations hereunder.  Notwithstanding the foregoing, the Administrative Agent, any Lender or McGuireWoods LLP may circulate promotional materials and place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web, in each case, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or other release limited to describing the names of the Loan Parties or their Affiliates, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

Section 9.13 USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and the Guarantor, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

Section 9.14 No Fiduciary Duty.  The Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Loan Parties, their respective Affiliates and/or their respective stockholders (collectively, solely for purposes of this paragraph, the “Borrower Parties”).  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty (other than any implied duty of good faith) between any Lender Party, on the one hand, and any Borrower Party, on the other.  The Lender Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other and (b) in connection therewith and with the process leading thereto, (i) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Borrower Party with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender  Party has advised, is currently advising or will advise any Borrower Party on other matters) or any other obligation to any Borrower Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Borrower Party.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Borrower Party, in connection with such transaction or the process leading thereto.

ARTICLE X
GUARANTY

Section 10.01 Guaranty.  The Guarantor unconditionally, absolutely and irrevocably guarantees to the Administrative Agent, each Lender and each Issuing Lender, as though it was a primary obligor for, the full and punctual payment of the Obligations when due (whether at stated maturity, upon acceleration or otherwise).  If the Borrower fails to pay any Obligation punctually when due, the Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in the relevant Loan Document. Notwithstanding the foregoing, the liability of the Guarantor individually with respect to its obligations, including any payment made pursuant to, this Guaranty shall be limited to an aggregate amount equal to the maximum amount that would not render the Guarantor’s obligations hereunder subject to avoidance under the Bankruptcy Code or any comparable provisions of any applicable state law.  This Guaranty is a Guarantee of payment and not merely of collection.

Section 10.02 Guaranty Unconditional.  The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any change in the amount or purpose of or the time, manner, method, or place of payment or performance of any of the Obligations or any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower or any other Person under any Loan Document, by operation of law or otherwise;

(b) any modification, extension, renewal or amendment of or supplement to any Loan Document or any of the Obligations or any execution or delivery of any additional Loan Documents;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower or any other Person under any Loan Document;

(d) any change in the corporate existence, structure or ownership of the Borrower or any other Person or any of their respective Subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other Person or any of their assets or any resulting release or discharge of any obligation (including any of the Obligations) of the Borrower or any other Person under any Loan Document;

(e) the existence of any claim, set-off, defense, counterclaim, withholding or other right that the Guarantor or the Borrower may have at any time against any Person (including the Administrative Agent, the Lenders and the Issuing Lenders), whether in connection with the Loan Documents or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim or defense by separate suit or compulsory counterclaim;

(f) any avoidance, subordination, invalidity or unenforceability relating to or against the Borrower or any other Person for any reason of any Obligation or any Loan Document, any provision of applicable law or regulation purporting to prohibit the payment of any Obligation by the Borrower or any other Person, or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Obligation or provision of any Loan Document;

(g) any failure of the Administrative Agent, any Lender or any Issuing Lender to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or to assert any breach of or default under any Loan Document or any breach of the Obligations; or

(h) any other act or omission to act or delay of any kind by the Borrower, any other party to any Loan Document or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (h), constitute a legal or equitable discharge of or defense to any obligation of the Guarantor hereunder.

Section 10.03 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.  The Guarantor’s obligations hereunder shall remain in full force and effect until all Obligations shall have been paid in full, all Commitments have been terminated and all Letters of Credit have either expired, been repaid in full or been cash collateralized. If at any time any payment of any Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantor’s obligations hereunder shall be reinstated as though such payment had been due but not made at such time.

Section 10.04 Waiver by Guarantor.  The Guarantor irrevocably waives (a) acceptance hereof, presentment, demand for performance, promptness, diligence, notice of non-performance, default, acceleration, protest or dishonor and any notice not provided for herein, (b) any requirement that at any time any action be taken by any Person against the Borrower or any other Person, (c) any right to revoke this Guaranty, and (d) any defense based on any right of set-off, recoupment, counterclaim, withholding or other deduction of any nature against or in respect of the Obligations.

Section 10.05 Subrogation.  Upon making payment with respect to any Obligation, the Guarantor shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that the Guarantor agrees it will not exercise any rights against the Borrower arising in connection with the Obligations by way of subrogation against the Borrower, or by reason of contribution against any other guarantor of such Obligations until all Obligations shall have been paid in full, all Commitments have been terminated and all Letters of Credit have either expired, been repaid in full or been cash collateralized.

Section 10.06 Stay of Acceleration.  If acceleration of the time for payment of any Obligation by the Borrower is stayed, enjoined or prevented for any reason (including but not limited to by reason of the insolvency or receivership of the Borrower or otherwise), all Obligations otherwise subject to acceleration under the terms of any Loan Document shall nonetheless be payable by the Guarantor forthwith on demand by the Administrative Agent.

Section 10.07 Continuing Guaranty.  The Guaranty set forth in this Article X is a continuing guaranty, shall be binding on the Guarantor and its successors and assigns, and shall be enforceable by each holder from time to time of the Obligations (including, without limitation, the Administrative Agent, the Lenders and the Issuing Lenders, each, a “Guaranteed Party”). If all or part of any Guaranteed Party’s interest in any Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation; and without limitation of the foregoing, any of the Obligations shall be and remain Obligations entitled to the benefit of this Guaranty if any Guaranteed Party assigns or otherwise transfers all or part of its interest in any Obligation or any of its rights or obligations under any Loan Document.

Section 10.08 Default Payments by Borrower.  Upon the occurrence and during the continuation of any default under any Obligation, if any amount shall be paid to the Guarantor by or for the account of the Borrower with respect to such Obligation, such amount shall be held in trust for the benefit of each Lender, each Issuing Lender and the Administrative Agent and shall forthwith be paid to the Administrative Agent to be credited and applied to the Obligations when due and payable.

 [Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	PPL CAPITAL FUNDING, INC.

	By:	/s/ Russell R. Clelland
	Name:	Russell R. Clelland
	Title:	Assistant Treasurer

GUARANTOR:	PPL CORPORATION

	By:	/s/ Russell R. Clelland
	Name:	Russell R. Clelland
	Title:	Assistant Treasurer

PNC BANK, NATIONAL ASSOCIATION,
as the Administrative Agent and a Lender

By:	/s/ Thomas E. Redmond
Name:	Thomas E. Redmond
Title:	Senior Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By:	/s/ Derek Lynch
Name:	Derek Lynch
Title:	Assistant Vice President

NATIONAL PENN BANK, as a Lender

By:	/s/ Peter A. Gray
Name:	Peter A. Gray
Title:	Executive Vice President/Region President

LAFAYETTE AMBASSADOR BANK, as a Lender

By:	/s/ Khristopher M. Gefroh
Name:	Khristopher M. Gefroh
Title:	Vice President

BENEFICIAL MUTUAL SAVINGS BANK, as a Lender

By:	/s/ John L. Thomas
Name:	John L. Thomas
Title:	Vice President

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Devon Starks
Name:	Devon Starks
Title:	Senior Vice President

FIRST NIAGARA BANK N.A., as a Lender

By:	/s/ Kenneth E. Remick
Name:	Kenneth E. Remick
Title:	VP, Corporate Banking

FIRST NATIONAL BANK OF PENNSYLVANIA, as a Lender

By:	/s/ William Magnotta
Name:	William Magnotta
Title:	Vice President

METRO BANK, as a Lender

By:	/s/ Joshua D. Hocker
Name:	Joshua D. Hocker
Title:	Vice President, Middle Market Loan Officer

TD BANK, N.A., as a Lender

By:	/s/ David Perlman
Name:	David Perlman
Title:	Senior Vice President

FIRST KEYSTONE COMMUNITY BANK, as a Lender

By:	/s/ Eugene W. Morrison
Name:	Eugene W. Morrison
Title:	Vice President

SUSQUEHANNA BANK, as a Lender

By:	/s/ Ronald J. Donchez
Name:	Ronald J. Donchez
Title:	Commercial Executive

TEAM CAPITAL BANK, as a Lender

By:	/s/ June M. Webre
Name:	June M. Webre
Title:	Regional President

QNB BANK, as a Lender

By:	/s/ Thomas R. Klee
Name:	Thomas R. Klee
Title:	Vice President

AMERICAN BANK, as a Lender

By:	/s/ Chris J. Persichetti
Name:	Chris J. Persichetti
Title:	Senior Vice President

WAYNE BANK, as a Lender

By:	/s/ James F. Burke
Name:	James F. Burke
Title:	Senior Vice President

FIRST SAVINGS BANK OF PERKASIE, as a Lender

By:	/s/ Kevin R. Cornwall
Name:	Kevin R. Cornwall
Title:	Executive Vice President, Chief Credit Officer

JUANITA VALLEY BANK, as a Lender

By:	/s/ Corbett J. Monica
Name:	Corbett J. Monica
Title:	Senior Vice President and Loan Division Manager

MAUCH CHUNK TRUST COMPANY, as a Lender

By:	/s/ Deborah A. Price
Name:	Deborah A. Price
Title:	Chief Lending Officer

THE BRYN MAWR TRUST COMPANY, as a Lender

By:	/s/ Gary Faggioli
Name:	Gary Faggioli
Title:	Vice President

MERCHANTS BANK OF BANGOR, as a Lender

By:	/s/ Jim Hartman
Name:	Jim Hartman
Title:	Vice President – Senior Commercial Lender

Appendix A

COMMITMENTS

Lender	Commitment	Applicable Percentage
PNC Bank, National Association	$45,000,000.00	15.000000000%
Manufacturers and Traders Trust Company	$45,000,000.00	15.000000000%
National Penn Bank	$34,000,000.00	11.333333333%
Lafayette Ambassador Bank	$20,000,000.00	6.666666667%
Beneficial Mutual Bancorp, Inc.	$20,000,000.00	6.666666667%
Citizens Bank of Pennsylvania	$20,000,000.00	6.666666667%
First Niagara Bank N.A.	$17,000,000.00	5.666666667%
First National Bank of Pennsylvania	$17,000,000.00	5.666666667%
Metro Bank	$17,000,000.00	5.666666667%
TD Bank, N.A.	$17,000,000.00	5.666666667%
First Keystone Community Bank	$7,000,000.00	2.333333333%
Susquehanna Bank	$7,000,000.00	2.333333333%
Team Capital Bank	$7,000,000.00	2.333333333%
QNB Bank	$5,000,000.00	1.666666667%
American Bank	$4,000,000.00	1.333333333%
Wayne Bank	$3,500,000.00	1.166666667%
First Savings Bank of Perkasie	$3,500,000.00	1.166666667%
Juniata Valley Bank	$3,000,000.00	1.000000000%
Mauch Chunk Trust Company	$3,000,000.00	1.000000000%
The Bryn Mawr Trust Company	$3,000,000.00	1.000000000%
Merchants Bank of Bangor	$2,000,000.00	0.666666667%
Total	$300,000,000.00	100.000000000%

Appendix B

ISSUING LENDER SUBLIMITS

Issuing Lender	Issuing Lender Sublimit
PNC Bank, National Association	$50,000,000.00
Manufacturers and Traders Trust Company	$50,000,000.00

SCHEDULE 5.14

Material Subsidiaries

Name	Jurisdiction of Organization
LG&E and KU Energy LLC	Kentucky
PPL Electric Utilities Corporation	Pennsylvania
PPL Energy Supply, LLC	Delaware
PPL Global, LLC	Delaware

EXHIBIT A-l

Form of Notice of Borrowing

__________________,  _______

PNC Bank, National Association,
as Administrative Agent
P7-PFSC-05-W
500 First Avenue
Pittsburgh, Pennsylvania 15219
Attention: Agency Services
Facsimile: (412) 762-8672

Ladies and Gentlemen:

This notice shall constitute a “Notice of Borrowing” pursuant to Section 2.03 of the Revolving Credit Agreement dated as of November 12, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PPL Capital Funding, Inc., as the Borrower, PPL Corporation, as the Guarantor, the lending institutions party thereto from time to time and PNC Bank, National Association, as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein have the respective meanings provided for in the Credit Agreement.

1.	The date of the Borrowing will be ______________________ .1

2.	The aggregate principal amount of the Borrowing will be ___________.2

3.	The Borrowing will consist of [Base Rate] [Euro-Dollar] Loans.

4.	The initial Interest Period for the Loans comprising such Borrowing shall be ___________________.3

[Insert appropriate delivery instructions, which shall include bank and account number].

[Signature Page Follows]

1 Must be a Business Day.
2 Revolving Borrowings must be an aggregate principal amount of $5,000,000 or any larger integral multiple of $1,000,000, except the Borrowing may be in the aggregate amount of the remaining unused Commitments.
3 Applicable for Euro-Dollar Loans only. Insert “one month”, “two months”, “three months” or “six months” (subject to the provisions of the definition of “Interest Period”).

PPL CAPITAL FUNDING, INC.

By:
Name:
Title:

EXHIBIT A-2
Form of Notice of Conversion/Continuation

__________________,  _______

PNC Bank, National Association,
as Administrative Agent
P7-PFSC-05-W
500 First Avenue
Pittsburgh, Pennsylvania 15219
Attention: Agency Services
Facsimile: (412) 762-8672

Ladies and Gentlemen:

This notice shall constitute a “Notice of Conversion/Continuation” pursuant to Section 2.06(d)(ii) of the Revolving Credit Agreement dated as of November 12, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PPL Capital Funding, Inc., as the Borrower, PPL Corporation, as the Guarantor, the lending institutions party thereto from time to time and PNC Bank, National Association, as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein have the respective meanings provided for in the Credit Agreement.

1. The Group of Loans (or portion thereof) to which this notice applies is [all or a portion of all Base Rate Loans currently outstanding] [all or a portion of all Euro-Dollar Loans currently outstanding having an Interest Period of ___ months and ending on the Election Date specified below].

2. The date on which the conversion/continuation selected hereby is to be effective is _______, _______the “Election Date”).1

3. The principal amount of the Group of Loans (or portion thereof) to which this notice applies is $____________.2

4. [The Group of Loans (or portion thereof) which are to be converted will bear interest based upon the [Base Rate] [Adjusted London Interbank Offered Rate].] [The Group of Loans (or portion thereof) which are to be continued will bear interest based upon the [Base Rate][Adjusted London Interbank Offered Rate].]

5. The Interest Period for such Loans will be ___________________  .3

[Signature Page Follows]

________________________
1  Must be a Business Day.
2  May apply to a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger integral multiple of $1,000,000.
3  Applicable only in the case of a conversion to, or a continuation of, Euro-Dollar Loans. Insert “one month”, “two months”, “three months” or “six months” (subject to the provisions of the definition of “Interest Period”).

PPL CAPITAL FUNDING, INC.

By:
Name:
Title:

EXHIBIT A-3

Form of Letter of Credit Request

__________________,  _______

[PNC Bank, National Association,
as Issuing Lender
P7-PFSC-02-T
500 First Avenue
Pittsburgh, Pennsylvania 15219
Facsimile: (412) 762-5960]

-- or –

[Manufacturers and Traders Trust Company,
As Issuing Lender
Montgomery Park
1800 Washington Blvd 8th floor
Baltimore, Maryland 21230
Attn: International Trade Finance
Facsimile: (410) 244-4075

with a copy to:

PNC Bank, National Association,
as Administrative Agent
P7-PFSC-05-W
500 First Avenue
Pittsburgh, Pennsylvania 15219
Attention: Agency Services
Facsimile: (412) 762-8672]

Ladies and Gentlemen:

This notice shall constitute a “Letter of Credit Request” pursuant to Section 3.03 of the Revolving Credit Agreement dated as of November 12, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PPL Capital Funding, Inc., as the Borrower, PPL Corporation, as the Guarantor, the lending institutions party thereto from time to time and PNC Bank, National Association, as Administrative Agent.  Terms defined in the Credit Agreement and not otherwise defined herein have the respective meanings provided for in the Credit Agreement.

[The undersigned hereby requests that  _________  1 issue a Letter of Credit on _______________, ________2 in the aggregate amount of $________________.]  [This request is to extend a Letter of Credit previously issued under the Credit Agreement; Letter of Credit No. __________.]

The beneficiary of the requested Letter of Credit will be ___________ 3, and such Letter of Credit will be in support of _____________________4 and will have a stated termination date of ______________5.

Copies of all documentation with respect to the supported transaction are attached hereto.

[Signature Page Follows]

____________________________
1 Insert name of Issuing Lender.
2 Must be a Business Day.
3 Insert name and address of beneficiary.
4 Insert a description of the obligations, the name of each agreement and/or a description of the commercial transaction to which this Letter of Credit Request relates.
5 Insert the last date upon which drafts may be presented (which may not be later than one year after the date of issuance specified above or beyond the fifth Business Day prior to the Termination Date).

PPL CAPITAL FUNDING, INC.

By:   _______________________________
Name:
Title:

APPROVED:

[PNC BANK, NATIONAL ASSOCIATION][MANUFACTURERS AND TRADERS TRUST COMPANY], As the Issuing Lender

By: ________________________________
Name:
Title:

EXHIBIT B

Form of Note

____________________, ____

FOR VALUE RECEIVED, the undersigned, PPL CAPITAL FUNDING, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of __________________ (hereinafter, together with its successors and assigns, called the “Holder”), at the place and times provided in the Credit Agreement (as defined below), the principal sum of ___________ AND__/100s DOLLARS ($), or, if less, the principal amount of all Loans advanced by the Holder to the Borrower pursuant to the Credit Agreement, plus interest as hereinafter provided. Such Loans may be endorsed from time to time on the grid attached hereto, but the failure to make such notations shall not affect the validity of the Borrower’s obligation to repay unpaid principal and interest hereunder.

All capitalized terms used herein shall have the meanings ascribed to them in that certain Revolving Credit Agreement dated as of November 12, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, PPL Corporation, as the Guarantor, the lending institutions party thereto from time to time and PNC Bank, National Association, as Administrative Agent for itself and on behalf of the Lenders and the Issuing Lenders, except to the extent such capitalized terms are otherwise defined or limited herein.

The Borrower shall repay principal outstanding hereunder from time to time, as necessary, in order to comply with the Credit Agreement. All amounts paid by the Borrower shall be applied to the Obligations in such order of application as provided in the Credit Agreement.

A final payment of all principal amounts and other Obligations then outstanding hereunder shall be due and payable on the maturity date provided in the Credit Agreement, or such earlier date as payment of the Loans shall be due, whether by acceleration or otherwise.

The Borrower shall be entitled to borrow, repay, reborrow, continue and convert the Holder’s Loans (or portions thereof) hereunder pursuant to the terms and conditions of the Credit Agreement. Prepayment of the principal amount of any Loan may be made as provided in the Credit Agreement.

The Borrower hereby promises to pay interest on the unpaid principal amount hereof as provided in Article II of the Credit Agreement. Interest under this Note shall also be due and payable when this Note shall become due (whether at maturity, by reason of acceleration or otherwise).  Overdue principal and, to the extent permitted by law, overdue interest, shall bear interest payable on DEMAND at the default rate as provided in the Credit Agreement.

In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by the Holder, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Holder in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Holder not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

All parties now or hereafter liable with respect to this Note, whether the Borrower, any guarantor, endorser or any other Person or entity, hereby waive presentment for payment, demand, notice of non-payment or dishonor, protest and notice of protest.

No delay or omission on the part of the Holder or any holder hereof in exercising its rights under this Note, or delay or omission on the part of the Holder, the Administrative Agent or the Lenders collectively, or any of them, in exercising its or their rights under the Credit Agreement or under any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of the Holder or any holder hereof, nor shall any waiver by the Holder, the Administrative Agent, the Required Lenders or the Lenders collectively, or any of them, or any holder hereof, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.

The Borrower promises to pay all reasonable costs of collection, including reasonable attorneys’ fees, should this Note be collected by or through an attorney-at-law or under advice therefrom.

This Note evidences the Holder’s Loans (or portion thereof) under, and is entitled to the benefits and subject to the terms of, the Credit Agreement, which contains provisions with respect to the acceleration of the maturity of this Note upon the happening of certain stated events, and provisions for prepayment.

This Note is entitled to the benefit of the Guaranty of the Guarantor, as set forth in the Credit Agreement.  Reference is made to the Credit Agreement for a description of the terms and conditions of such Guaranty, and the respective rights and limitations of the Holder, the Borrower and the Guarantor thereunder.

This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized representative as of the day and year first above written.

PPL CAPITAL FUNDING, INC.

By:    ____________________________________________________
Name:
Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type	Amount of Principal Repaid	Notation Made By

EXHIBIT C
Form of Assignment and Assumption Agreement

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]13 Assignor identified on the Schedules hereto as “Assignor” [or “Assignors”] ([collectively, the “Assignors” and each] an “Assignor”) and [the] [each]14 Assignee identified on the Schedules hereto as “Assignee” [or “Assignees”] ([collectively, the “Assignees” and each] an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]15 hereunder are several and not joint.]16 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.           Assignor:  See Schedule attached hereto

2.           Assignee:  See Schedule attached hereto

3.           Borrower:  PPL Capital Funding, Inc.

4.           Administrative Agent:  PNC Bank, National Association, as the administrative agent under the Credit Agreement

5.           Credit Agreement:  The Revolving Credit Agreement dated as of November 12, 2013 (as amended, restated, supplemented or otherwise modified from time to time) among PPL Capital Funding, Inc., as the Borrower, PPL Corporation, as the Guarantor, the lending institutions party thereto from time to time and PNC Bank, National Association, as Administrative Agent

6.           Assigned Interest:  See Schedule attached hereto

[7.           Trade Date: ]17

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13 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
14 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
15 Select as appropriate.
16 Include bracketed language if there are either multiple Assignors or multiple Assignees.
17 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________  , 20___

[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME(S) OF ASSIGNOR(S)]

By:_____________________________
Title:

ASSIGNEE[S]

See Schedule attached hereto

[Consented to and]18 Accepted:

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent [and Issuing Lender]

By: __________________________
Title:

[Consented to:]19

PPL CAPITAL FUNDING, INC.

By  ___________________________
Title:

[Consented to]:

[Issuing Lender]20,
as Issuing Lender

By    __________________________
Title:

18 To be added only if the consent of the Administrative Agent and/or Issuing Lender is required by the terms of the Credit Agreement.
19 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
20 Add all Issuing Lender signature blocks.

SCHEDULE

To Assignment and Assumption

By its execution of this Schedule, the Assignee(s) agree(s) to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Aggregate Amount of Commitment/ Loans for all Lenders21	Amount of Commitment/ Loans Assigned22	Percentage Assigned of Commitment/ Loans23	CUSIP Number
$	$	%

[NAME OF ASSIGNEE]24                [and is an Affiliate of [identify Lender]]25

21 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
22 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
23 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
24 Add additional signature blocks, as needed.
25 Select as applicable.

ANNEX 1 to Assignment and Assumption

REVOLVING CREDIT AGREEMENT DATED AS OF NOVEMBER 12, 2013
BY AND AMONG
PPL CAPITAL FUNDING, INC., AS BORROWER, PPL CORPORATION, AS GUARANTOR, THE LENDERS PARTY THERETO AND PNC BANK, NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1 Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [the relevant] Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.           General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the internal laws of the State of New York.

EXHIBIT D

Forms of Opinion of Counsel for the Loan Parties

EXHIBIT E
Form of Notice of Revolving Increase

Dated as of: __________________

PPL CAPITAL FUNDING, INC. (the “Borrower”) and PPL CORPORATION (the “Guarantor”), in connection with the Revolving Credit Agreement dated as of November 12, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Guarantor, the lending institutions party thereto from time to time and PNC Bank, National Association, as Administrative Agent, hereby certifies that:

1. The Borrower has obtained an agreement from certain financial institutions to increase their Commitments in the aggregate amount of _________________________ ($____________)26 (the “Optional Increase”).

2. All of the representations and warranties of the Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (except to the extent any such representation and warranty was qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty was true and correct in all respects) as of such earlier date and except for the representations in Section 5.04(c), Section 5.05, Section 5.13 and Section 5.14(a) of the Credit Agreement, which shall be deemed only to relate to the matters referred to therein on and as of the Effective Date.

3. There does not exist, as of this date, and there will not exist after giving effect to the Optional Increase, any Default or Event of Default under the Credit Agreement.

4. All necessary governmental, regulatory and third party approvals, if required, have been obtained or made, are in full force and effect and are not subject to any pending or, to the knowledge of the Borrower, threatened reversal or cancellation.

5. Attached hereto as Annex A are resolutions adopted by the Guarantor and the Borrower authorizing such Optional Increase, and such resolutions are true and correct and have not been altered, amended or repealed and are in full force and effect.

Capitalized terms used in this Notice of Revolving Increase and not otherwise defined herein are used as defined in the Credit Agreement.

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_________________________________
26 Each Optional Increase shall be in a minimum amount of $2,500,000.

IN WITNESS WHEREOF, each of the Borrower and the Guarantor, acting through an authorized signatory, has signed this Notice of Revolving Increase as of the day and year first above written.

PPL CAPITAL FUNDING, INC.

By:
Name:
Title:

PPL CORPORATION

By:
Name:
Title: